As filed with the Securities and Exchange Commission on July __, 2002
                                                 Registration No. 333-
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                 --------------

                                    FORM SB-2
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                             Resolve Staffing, Inc.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Nevada                        7363                    33-0860639
----------------------------   --------------------------   --------------------
(State or other jurisdiction       (Primary Standard         (I.R.S. Employer
     of incorporation          Industrial Classification     Identification No.)
    or organization)                  Code Number)

                                310 East Harrison
                                 Tampa, FL 33602
                              Phone: (813) 225-1200
                ------------------------------------------------
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)


                            R. Gale Porter, President
                           c/o Resolve Staffing, Inc.
                                310 East Harrison
                                 Tampa, FL 33602
                              Phone: (813) 225-1200
           ---------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With Copies to:

                             Herbert H. Sommer, Esq.
                             Sommer & Schneider LLP
                          595 Stewart Avenue, Suite 710
                              Garden City, NY 11530
                              Phone: (516) 228-8181

                           Columbialum Staffing, Inc.
                           --------------------------
          (former name or former address if changed since last report)

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                                     CALCULATION OF REGISTRATION FEE

                                                     Proposed                 Proposed
                                                     maximum                  maximum
Title of securities        Amount   to               offering price           aggregate          Amount of
to be registered           be registered             per share                offering price     registration fee(1)
----------------           -------------             ---------               ---------------     -------------------
Common Stock (2)            5,000,000                  $.15                    $ 750,000           $ 69.00
Common Stock (3)              111,500                  $.10                       11,500              1.06
Common Stock (4)            1,218,866                  $.04                       48,755              4.49
                            ---------                  ----                     --------           -------
TOTAL                       6,330,366                                           $810,255           $ 74.55
------------

(1) The fee with respect to these shares has been calculated pursuant to Rules 457 under the Securities Act of 1933. There is no present public market for the shares.
(2)  Issuable upon exercise of outstanding warrants at $.15 per share.
(3)  Issuable upon conversion of outstanding debentures at $.10 per share.
(4)  Offered by Selling Security holders.

                                -----------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                   SUBJECT TO COMPLETION, DATED JULY___, 2002

                               P R O S P E C T U S

                                -----------------
                                6,330,366 Shares
                             Resolve Staffing, Inc.
                                  Common Stock
                                -----------------

         We are a professional, clerical, light industrial, and technical staffing company. This prospectus relates to the offer and sale from time to time of up to 6,330,366 shares of our common stock by the security holders named in this prospectus. Some security holders own common stock and others would acquire shares if they exercise outstanding warrants at $.15 per share or convert outstanding convertible debentures at $.10 per share. Each selling security holder will be deemed an underwriter of the shares of stock which they are offering. This prospectus also covers such additional shares of our common stock as may be issuable to the selling security holders in the event of a stock dividend, stock split, recapitalization or other similar change in our common stock.

         We will not receive any proceeds from the sale of the shares by the selling security holders. We will receive $.15 per share from warrant holders that elect to take advantage of a "net exercise provision" contained in the warrants. We will pay all expenses of registering these shares.

         The selling security holders may resell common stock in any market in which the shares are trading at the prevailing market price or in negotiated transactions. There is no market for the shares of our common stock and no such market may ever develop.

         Our executive offices are located at 310 East Harrison, Tampa, Florida 33602, and our telephone number is (813) 225-1200.

                                -----------------

         Investing in our common stock involves significant risks. See "Risk Factors" beginning on page 4.

                                ----------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                -----------------

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

                 The date of this prospectus is July ___, 2002.

                                TABLE OF CONTENTS

                                                                          Page

About Resolve Staffing, Inc ...........................................     3
Special Note Regarding Forward Looking Statements......................     4
Special Note Regarding Recent Changes in the Common Stock..............     4
Risk Factors  .........................................................     4
Use of Proceeds .......................................................     9
Market for the Registrant's Common Stock
   and Related Shareholder Matters.....................................     9
Management's Discussion and Analysis
   or Plan of Operation................................................    10
Business...............................................................    14
Management.............................................................    18
Summary Compensation Table.............................................    19
Security Ownership of Certain Beneficial Owners
   and Management......................................................    20
Certain Relationships and Related Transactions.........................    22
Selling Security Holders ..............................................    22
Plan of Distribution...................................................    26
Description of Securities..............................................    28
Legal Matters .........................................................    30
Experts ...............................................................    30
Available Information .................................................    31


         You should rely only on the information contained in this prospectus. Neither we nor any of the selling security holders have authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may be accurate only on the date of this prospectus.

         If it is against the law in any state to make an offer to sell the shares (or to solicit an offer from someone to buy the shares), then this prospectus does not apply to any person in that state, and no offer or solicitation is made by this prospectus to any such person.

                          ABOUT RESOLVE STAFFING, INC.

         We are a staffing services firm providing client with professional, clerical, light industrial, and technical personnel on a permanent, contract and temporary placement basis. We presently target 87 companies in the Tampa, Florida area and provide technical, clerical, administrative, accounting, sales, human resources and light industrial staff.

         Our company (formerly Columbialum Staffing, Inc., and Columbialum, Ltd.) was organized in Nevada in April 1998 as a "blank check" or "shell" company whose primary purpose was to merge with or acquire one or a number of small private companies. On September 27, 2001, a limited liability company controlled by Rene Morissette, acquired 97.4% of the outstanding common stock of the company, changed management, and, in November 2001, entered into an agreement to acquire Integra Staffing, Inc. We acquired Integra in December 2001 and its staffing business is the core of our business at the present time.

         Integra was organized in August 1999 and, as of March 31, 2002, provided approximately 42 flexible staffing personnel monthly in the Tampa, Florida area. We plan to grow our business through the acquisition of private companies that compliment each other and increased marketing efforts.

                SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

         Except for any historical information, the matters we discuss in this prospectus concerning Resolve contain forward-looking statements. Any statements in this prospectus that are not statements of historical fact, are intended to be, and are, "forward-looking statements" under the safe harbor provided by
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Without limitation, the words "anticipates," "believes," "estimates," "expects," "intends," "plans" and similar expressions are intended to identify forward-looking statements. The Risk Factors we discuss below, as well as other factors identified in our filings with the SEC and those presented elsewhere by our management from time to time, could cause actual results to differ materially from those indicated by the forward-looking statements made in this prospectus.


            SPECIAL NOTE REGARDING RECENT CHANGES IN THE COMMON STOCK

     On May 29, 2002, we filed an amendment to our articles of incorporation to reverse split our outstanding common stock one-for-thirty. All share and per share amounts in this prospectus have been adjusted to reflect this change.


                                  RISK FACTORS

         An investment in our common stock involves risks. You should carefully consider the risks described below and the other information in this prospectus before you decide to buy our common stock. You could lose all or part of your investment as a result of these risks.

Risks Related to Our Business

We have a limited operating history of less than three years, making it difficult to evaluate our future prospects

         We were incorporated in April 1998, and through Integra, have only been engaged in the staffing business since August 1999. We have a limited operating history upon which an investor may evaluate our business and prospects. Our potential for future profitability must be considered in light of the risks, uncertainties, expenses and difficulties frequently encountered by companies in their early stages of development, particularly companies in rapidly evolving markets, such as staffing services in general and those catering to small to medium businesses in particular. We may not successfully address any of these risks. If we do not successfully address these risks, our business will be seriously harmed.

We have lost money in each quarter since inception. We expect future losses and may never become profitable

         We have incurred net losses from operations in each quarter since inception. Our net loss for the three months ended March 31, 2002 was $106,689 and as of March 31, 2002, had an accumulated deficit of $514,091. We expect to continue to incur losses for the foreseeable future. We expect to increase significantly our operating expenses in the near future as we attempt to build our brand, expand our customer base and make acquisitions. To become profitable, we must increase revenue substantially and achieve and maintain positive gross margins. We may not be able to increase revenue and gross margins sufficiently to achieve profitability.

Unless we find a new working capital funding source, we will be unable to pay our employees on a daily basis or comply with the funding requirements of our workers' compensation policies

         We pay our flexible staffing employees on a weekly basis. However, on average, we receive payment for these services from our customers 30 to 60 days after the date of invoice. As we establish or acquire new offices, or as we expand existing offices, we will have increasing requirements for cash to fund these payroll obligations. Our primary sources of working capital funds for payroll-related and workers' compensation expenditures have been loans or private placements of securities to individuals, including certain of our shareholders. If we do not obtain an institutional financing source and we are unable to secure alternative financing on acceptable terms, our business, financial condition, results of operations and liquidity would be materially adversely affected.

We may have significant charges associated with acquisitions which will increase our losses or reduce our earnings in the future

         Our business plan includes the acquisition of one or more staffing businesses, which may result in significant increases in goodwill and other intangible assets. Unamortized goodwill and other intangible assets include territory rights, customer lists, employee lists and covenants not to compete acquired in the acquisitions. Net identifiable intangible assets are recorded at fair value on the date of acquisition. Goodwill is the excess of cost over the fair value of net assets of businesses acquired. We cannot assure you that we will ever realize the value of the intangible assets we may acquire. On an ongoing basis, we will make an evaluation based on undiscounted cash flows, whether events and circumstances indicate that the carrying value of intangible assets may be impaired or no longer be recoverable, in which case an additional charge to earnings may be necessary. Any amount of goodwill expensed as a result of this evaluation will increase our losses or reduce our earnings. Any future determination requiring the write off of a significant portion of unamortized intangible assets could have a material adverse effect on our financial condition and results of operations.

         Although we have not entered into an agreement for any acquisitions, we plan to seek suitable candidates. Should we enter into any acquisition agreements in the future, the resulting amortization of goodwill and other intangible assets would reduce our operating income accordingly.

We are subject to government regulations and any change in these regulations, or the possible retroactive application of these regulations could adversely affect our business

         As an employer, we are subject to all federal, state and local statutes and regulations governing our relationships with our employees and affecting businesses generally, including our employees assigned to work at client company locations (sometimes referred to as worksite employees). Professional employer organizations, or PEOs, provide their clients with a range of services consisting of payroll administration, benefits administration, unemployment services and human resources consulting services. PEO's become co-employers with their clients as to the clients' worksite employees, with employment-related liabilities contractually allocated between the PEO's and their clients. We may be subject to certain federal and state laws related to PEO services. Because many of these laws were enacted before the development of alternative employment arrangements, such as those provided by PEOs and other staffing businesses, many of these laws do not specifically address the obligations and responsibilities of non-traditional employers. Interpretive issues concerning these relationships have arisen and remain unsettled. Uncertainties arising under the Internal Revenue Code of 1986, as amended, include, but are not limited to, the qualified tax status and favorable tax status of certain benefit plans we and other alternative employers provide. The unfavorable resolution of these unsettled issues could have a material adverse effect on our results of operations, financial condition and liquidity. In addition, the Internal Revenue Service has formed an examination division, market segment specialization program, to examine PEOs throughout the United States.

Our employee related costs are significant and will, if increased, and we are unable to pass these costs on to our customers, adversely affect our profitability

         We are required to pay a number of federal, and state payroll taxes and related payroll costs, including unemployment taxes, workers' compensation insurance premiums and claims, Social Security, and Medicare, among others, for our employees. We also incur costs related to providing additional benefits to our employees, such as insurance premiums for health care. Health insurance premiums, unemployment taxes and workers' compensation insurance premiums and costs are significant to our operating results, and are determined, in part, by our claims experience. We attempt to increase fees charged to our customers to offset any increase in these costs, but we may be unable to do so. If the federal or state legislatures adopt laws specifying additional benefits for temporary workers, demand for our services may be adversely affected. In addition, workers' compensation expenses are based on our actual claims experiences in each state and our actual aggregate workers' compensation costs may exceed estimates.

We may be exposed to employment related claims and costs that could materially adversely affect our business

         Temporary staffing companies, such as ours, employ people in the workplace of their customers. This creates a risk of potential litigation based on claims by customers of employee misconduct or negligence, claims by employees of discrimination or harassment, including claims relating to actions of our customers, claims related to the inadvertent employment of illegal aliens or unlicensed personnel, payment of workers' compensation claims and other similar claims. We may be held responsible for the actions at a job site of workers not under our direct control.

We experience intense competition in our industry, which could limit our ability to maintain or increase our market share or profitability

         The flexible staffing market is highly fragmented and highly competitive, with limited barriers to entry. Several very large full-service and specialized temporary labor companies, as well as small local and regional operations, compete with us in the flexible staffing industry. Competition in the staffing market is intense, and both competitors and customers create price pressure. We expect that the level of competition will remain high in the future, which could limit our ability to maintain or increase our market share or profitability.

If we are unable to recruit and retain our key local office managers and field personnel, our results of operations would be adversely affected

         We rely heavily on the performance and productivity of our local office managers and field personnel who manage the operation of the recruiting and dispatch offices, including recruitment and daily dispatch of temporary workers, marketing and providing quality customer service. The loss of our key local managers and field personnel may jeopardize existing customer relationships with businesses that continue to use our staffing services based upon past relationships with these local managers and field personnel. The loss of our key local managers and field personnel could adversely affect our operations, including our ability to establish and maintain customer relationships.

Our business would suffer if we could not attract temporary workers to fill the jobs we offer

         We compete with other temporary personnel companies to meet our customer's needs. We must continually attract reliable temporary workers to fill positions and may from time to time experience shortages of available temporary workers. During periods of increased economic activity and low unemployment, the competition among temporary staffing firms for qualified personnel increases. Many regions in which we operate are experiencing historically low rates of unemployment and we have experienced, and may continue to experience, significant difficulties in hiring and retaining sufficient number of qualified personnel to satisfy the needs of our customers. Also, we may face increased competitive pricing pressures during these periods of low unemployment rates.

Any significant economic downturn could result in businesses using fewer temporary employees, which could materially adversely affect us

         Historically, the general level of economic activity has significantly affected the demand for temporary personnel. When economic activity increases, temporary employees are often added before full-time employees are hired. However, as economic activity slows, many companies reduce their use of temporary employees before laying off full-time employees. In addition, we may experience more competitive pressure to lower the prices we charge our clients during periods of economic downturn. Fluctuations and interruptions in the business of our clients may also reduce demand for temporary employees. Therefore, any significant economic downturn could have a material adverse impact on our financial condition and results of operations.

We will require significant additional capital in the future, which may not be available on suitable terms, or at all

         The expansion and development of our business will require significant additional capital, which we may be unable to obtain on suitable terms, or at all. If we are unable to obtain adequate funding on suitable terms, or at all, we may have to delay, reduce or eliminate some or all of our advertising, marketing, acquisition activity, general operations or any other initiatives. We will require substantial additional funds to carry out and expand our planned staffing activities. During the next 12 months, we expect to meet our cash requirements with existing cash, cash equivalents bank and private financing, and the proceeds of future private placements of our securities. If we issue convertible debt or equity securities to raise additional funds, our existing stockholders will be diluted.

We have risks associated with potential acquisitions or investments

         In the future, we plan to expand our operations through acquisitions of small and medium size private companies, or divisions or segments of major private and public companies. We will do this to:

         o        recruit well-trained, high-quality professionals;
         o        expand our service offerings;
         o        gain additional industry expertise;
         o        broaden our client base; and
         o        expand our geographic presence.

         We may not be able to integrate successfully businesses which we may acquire in the future without substantial expense, delays or other operational or financial problems. We may not be able to identify, acquire or profitably manage additional businesses. We may also require debt or equity financing for future acquisitions that may not be available on terms favorable to us, if at all.

         Also, acquisitions may involve a number of risks, including:

         o        diversion of management's attention;
         o        failure to retain key personnel;
         o        failure to retain existing clients;
         o        unanticipated events or circumstances;
         o        legal liabilities; and
         o        amortization of acquired intangible assets.

         We cannot assure you that client satisfaction or performance problems at a single acquired firm will not have a material adverse impact on our reputation as a whole. Further, we cannot assure you that future acquired businesses will generate anticipated revenues or earnings.

Risks Related to Our Offering

There is no trading market for our common stock

         There is no trading market for our common stock and no market may exist for our common stock after the effective date of this prospectus. We plan to assist broker-dealers in complying with Rule 15c2-11 of the Securities Exchange Act of 1934, as amended, so that such brokers can trade our common stock in the Over-The-Counter Electronic Bulletin Board (the "Bulletin Board") and plan to attempt to list our common stock on the "Bulletin Board Exchange" ("BBX") proposed by the Nasdaq Stock Market, if it replaces the Bulletin Board. We cannot assure investors that any broker-dealer will actually file the materials required in order for such Bulletin Board trading to proceed or that we will be able to list our common stock on the BBX.

Investors may find it difficult to trade our common stock on the Bulletin Board

         We currently do not meet the requirements for listing on NASDAQ Small-Cap market or any national stock exchange. If our common stock trades on the Bulletin Board, an investor may find it difficult to sell or to obtain accurate quotations as to the market value of our common stock. Furthermore, our common stock will also be subject to certain rules promulgated by the SEC under the Securities Exchange Act of 1934 for "penny stock." These rules require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock. Generally, a penny stock is any non-National Market listed equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Our common stock may meet the definition of a penny stock. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from affecting transactions on our common stock and may limit the ability of purchasers of our common stock to resell our common stock in a secondary market.

If plans to phase-out the OTC Bulletin Board are implemented, we may not qualify for listing on the proposed Bulletin Board Exchange or any other marketplace, in which event investors may have difficulty buying and selling our securities

         We understand that, in 2003, subject to approval of the Securities and Exchange Commission, The NASDAQ Stock Market intends to phase out the OTC Bulletin Board, and replace it with the BBX. As proposed, the BBX will include an electronic trading system to allow order negotiation and automatic execution. The NASDAQ Stock Market has indicated its belief that the BBX will bring increased speed and reliability to trade execution, as well as improve the overall transparency of the marketplace. Specific criteria for listing on the BBX have not yet been announced, and the BBX may provide for listing criteria which we may not meet. If the OTC Bulletin Board is phased out and we do not meet the criteria established by the BBX, there may be no transparent market on which our securities may be included. In that event, investors may have difficulty buying and selling our securities and the market for our securities may be adversely affected thereby.

We are registering a large percentage of our common stock presently outstanding

         The 6,330,366 shares of common stock being registered and offered (including 111,500 shares underlying convertible debentures and 5,000,000 shares underlying warrants) would represent approximately 61% of our total issued and outstanding equity securities, if all the debentures and warrants are exercised in full. Registering such a large percentage of our total issued and outstanding securities is likely to have an adverse effect on the market price of our common stock.

Our principal stockholders, officers and directors will own a controlling interest in our voting stock

         Upon completion of this offering our officers, directors and stockholders with greater than 5% holdings will, in the aggregate, beneficially own approximately 83% of our outstanding common stock. As a result, these stockholders, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval, including:

         o        election of our board of directors;
         o        removal of any of our directors;
         o        amendment of our certificate of incorporation or bylaws; and
         o adoption of measures that could delay or prevent a change in control or impede a merger, takeover or other business combination involving us.

         These stockholders will have substantial influence over our management and our affairs.

There are a large number of shares underlying our warrants that may be available for future sale and the sale of these shares may depress the market price of our common stock

         As of June 30, 2002, we had 5,335,034 shares of common stock issued and outstanding. We also had convertible debentures and warrants outstanding that may be exercised or converted into 5,111,500 shares of common stock. All 6,330,366 of the shares offered, including all of the shares issuable upon exercise of our warrants and conversion of our debentures, may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock. The issuance of shares upon conversion or exercise of the warrants may result in substantial dilution to the interests of other stockholders.


                                 USE OF PROCEEDS

         The selling security holders will sell all of the shares of common stock offered by this prospectus. Accordingly, we will not receive any of the proceeds from the sale of these shares. We may receive proceeds from the exercise of warrants for cash rather than by the exercise of "net exercise provisions" contained in the warrants. We will use such proceeds, if any, for general working capital purposes.


                  MARKET FOR THE REGISTRANT'S COMMON STOCK AND
                           RELATED SHAREHOLDER MATTERS

Market information

         Our securities do not currently, and have not in the past, traded on any public market. Thus, there is currently no market for our securities and there can be no assurance that a trading market will develop or, if one develops, that it will continue or provide liquidity into which shares may be sold.

Number of shareholders

         The number of shareholders of record of our common stock as of the close of business on June 30, 2002 was 31.

Dividend policy

         To date, we have declared no cash dividends on our common stock, and we do not expect to pay cash dividends in the near term. We intend to retain future earnings, if any, to provide funds for operation of our business.

Recent sales of unregistered securities

         On November 16, 2001, we issued an aggregate of $7,300 principal amount of 5% convertible subordinated debentures due December 31, 2002 to 26 individuals and entities, each of whom were accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The transaction was made directly by our officers and directors without a placement agent. The debentures were converted into 248,366 shares of our common stock which may be sold by using this prospectus.

         On December 6, 2001, we issued an aggregate of $11,150 of 6% convertible subordinated debentures due June 30, 2003 to 104 accredited and 32 non-accredited investors pursuant to Rule 506 of Regulation D under the Securities Act. No placement agent was employed for this offering. The debentures are convertible into restricted shares of our common stock for $.10 per share that may result in the issuance of up to 111,500 shares which may be sold by using this prospectus.

         On December 10, 2001, we issued 50,000 shares of our restricted common stock to six individuals in exchange for all of the outstanding capital stock of Integra, which exchange was exempt under Section 4(2) of the Securities Act.

         On January 21, 2002, we issued 3,334 shares of our restricted common stock to Apogee Business Consultants, LLC pursuant to our consulting agreement with them. The shares were issued pursuant to Section 4(2) of the Securities Act.

         In March 2002 we issued $100,000 principal amount of 18% Subordinated Convertible Notes due October 1, 2002 to two investors pursuant to Rule 506 of Regulation D (described below). We permitted the holders of these notes to exchange the notes for units consisting of shares of common stock and the warrants, at face value.

         On June 24, 2002, we issued 5,000,000 units to 19 accredited investors pursuant to Rule 506 of Regulation D. The units each consisted of one share of common stock and one warrant. The consideration we received consisted of cash, the notes described above, relieving us from an obligation to repay certain debt or a combination of these items equal to $.04 per unit for an aggregate of $200,000. Of the $200,000 received, $40,000 was in cash, $100,000 was the notes and we were relieved of $60,000 of debt. The securities were offered by our directors and no commissions were paid. 5,000,000 shares which may be issued upon the exercise of the warrants and 970,500 shares issued as part of the units may be sold using this prospectus.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

         The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and our actual results could differ materially from those forward-looking statements. The following discussion regarding our financial statements should be read in conjunction with the financial statements and notes thereto.

General overview

         Our activities since inception were limited to organizational matters, and did not have operating activity until we acquired Integra in December , 2001.

         We registered our common stock on a Form 10-SB Registration Statement filed pursuant to the Securities Exchange Act of 1934 (the "Exchange Act") and Rule 12(g) thereof. We file periodic reports under Rule 13(a) of the Exchange Act with the Securities and Exchange Commission, including quarterly reports on Form 10-QSB and annual reports on Form 10-KSB.

Liquidity and capital resources

         We have financed our operations through short-term credit facilities and from the sale of convertible debentures:

         o On November 16, 2001, we issued an aggregate of $7,300 principal amount of 5% convertible subordinated debentures due December 31, 2002 to 18 individuals and entities, each of whom were accredited investors pursuant to Rule 506 of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"). The transaction was made directly by the officers and directors of the Company without a placement agent.

         o On December 6, 2001, we issued an aggregate of $11,150 of 6% convertible subordinated debentures due June 30, 2003.

         o In March 2002, we sold 18% Subordinated Convertible Notes due October 1, 2002 in the aggregate principal amount of $100,000.

         o We sold 5,000,000 units each consisting of one share of our common stock and one five-year $.15 common stock purchase warrant on June 24, 2002 for $200,000. Of the $200,000,
                  $40,000 was for cash , $100,000 was in exchange for the above notes and $60,000 was for the satisfaction of outstanding debt.

         As of March 31, 2002, we had a working capital deficit of $57,869. As of that date we had a liability to note holders and for short term advances in the amount of $158,400, of which $140,000 was eliminated as a result of the private offering on June 24, 2002. We plan to seek additional financing but there is no assurance that we will be able to obtain financing. If we are not able to obtain additional financing our operations may be curtailed or discontinued and an investment in our common stock would be lost.

Critical accounting policies and estimates

         Our significant accounting policies are more fully described in Note A to our financial statements. However, certain of our accounting policies are particularly important to the portrayal of our financial position and results of operations and require the application of significant judgment by our management; as a result they are subject to an inherent degree of uncertainty. In applying these policies, our management uses their judgment to determine the appropriate assumptions to be used in the determination of certain estimates. Those estimates are based on our historical, terms of existing contracts, our observance of trends in the industry, information provided by our customers and information available from other outside sources, as appropriate. Our significant accounting policies include:

         o Revenue cost recognition: We record our service revenues from our customers at the time our temporary employees perform services on customer assignments. We record revenues from permanent placement at the time the customer agrees to hire a candidate we supply to them. Consistent with industry practice, we are at risk for all employee salaries and wages, employment-related taxes, workers compensation insurance and other benefits we provide to the employee, whether or not we are able to collect our accounts receivable from our customers.

         o Allowance for uncollectible accounts receivable: We estimate and provide an allowance for uncollectible accounts receivable based on analysis and age of our open accounts, our experience with the particular customer, our own historical experience with bad debts, as well as other information obtained from outside sources.

         o Workers compensation insurance: The cost of our workers compensation insurance is based on premiums determined by our insurance carrier for the particular type of service our employees provide to our customers, modified by a factor computed based on our claims history. A deterioration in our claims experience would result in increased insurance costs for future salary and wages base. Although we attempt to estimate our future liability, often it is the result of unanticipated claims for work related injuries.

         o Long-lived assets: We depreciate property and equipment over the respective asset's estimated useful life. We determine the useful lives of each asset based of how long we determine the asset will generate revenue or has a useful economic life. We review the remaining useful life of the assets annually to ascertain that our estimate is still valid. If we determine the useful lives has materially changed, we either change the useful life of the assets or in some cases, may write the asset if we determined the asset has exhausted its useful life.

         o Income taxes: As part of the process of preparing our financial statements, we are required to estimate our income taxes. This process involved estimating our actual current tax exposure together with assessing temporary differences resulting from differing treatment of specific items, such as depreciation, allowance for uncollectible accounts receivable and others. These differences result in deferred tax assets and liabilities. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we must establish a valuation allowance. To the extent we establish a valuation allowance or increase the allowance in a period, we must include an expense within the tax provision in the statement of operations. We recorded a valuation allowance of $112,600 as of December 31, 2001 due to uncertainties relating to our ability to utilize some of our deferred tax assets, consisting primarily of net operating losses carried forward to the period over which they could be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to establish an additional valuation allowance which could materially impact our financial position and results of operations.

Comparison of operations for year ended December 31, 2001 (consolidated) to year ended December 31, 2000.

         Prior to our acquisition of Integra in December 2001 and its staffing business which is the core of our business at the present time, we were considered a "blank check" or "shell" without operations, no revenues and nominal administrative expenses, therefore the following comparisons relate substantially to the historical operations of Integra, our wholly owned subsidiary.

         Revenues for years ended December 31, 2001 to 2000 decreased to $471,821 from $556,267 or a 15% decrease, due primarily to the Integra's previous management inability to provide adequate funding and secondly to the slowdown of business activity after the 9/11 disaster.

         For the years December 31, 2001 and 2000 the major categories of expenses, as a percent of revenue were as follows:

                                               2001                  2000
                                         -----------------     ----------------
Legal & professional                            11%                    1%
Advertising & promotion                          5%                    6%
Salaries and benefits                           42%                   34%
Payroll taxes                                    2%                    2%
Penalties                                        4%                    -%
Rent & leases                                    5%                    4%
Travel & entertainment                           2%                    2%
Administrative expenses                         10%                    7%

         Legal & professional expense increased from $6,894 in 2000 to $52,621 in 2001, reflecting the increased legal costs associated with acquisition of Integra, as well as costs associated with an outside consultant engaged to assist our management with (a) the requirements for such acquisition, (b) the increased level of compliance associated with the change of control, (c) restructuring our common and preferred stock, and (d) assistance and coordination with our stock transfer agent. The six-month agreement with this consultant expires March 31, 2002.

         Advertising and promotion expense decreased from $32,504 in 2000 to $21,710 in 2001, reflecting a decreased level of operations and in order to conserve resources.

         Salaries and benefits increased from $187,715 in 2000 to $197,304 in 2001, reflecting the hiring of an additional salesperson in an attempt to boost revenues. Related payroll taxes remained constant as they relate to salaries.

         Payroll tax penalties increased from $659 in 2000 to $19,638 in 2001, reflecting Integra's inability to secure financing in order to properly fund its operations. Since that time the shareholders were able to properly fund the operations, and therefore this cost is not expected to recur.

         Rent & leases expense increased from $19,727 in 2000 to $22,626 in 2001, reflecting the temporary leasing of second operational office. The second location was closed before the end of 2001.

         Travel & entertainment increased from $9,356 in 2000 to $10,071 in 2001, but remained substantially constant as a percent of revenues.

         Administrative expenses increased from $38,776 in 2000 to $48,551 in 2001 for a 3% increase related to revenues. The major components of administrative expenses for year 2001 and 2000 were as follows: auto expense $5,075 and $0 reflecting the prior management auto allowance; bank charges $3,937 and $1,295 reflecting lower bank balance plus fees for non-sufficient funds; telephone expense $8,511 and $7,179 reflecting the operations of the second operational office; depreciation expense $4,473 and $3,104 reflecting the increase assets to support two locations.

Comparison of operations for the three months ended March 31, 2002 to the three months ended March 31, 2001

         Revenues for the quarter ended March 31, 2002 to 2001 decreased from $175,875 to $85,540 or a 51% decrease reflecting a slow down in the industry and in the economy, especially subsequent to the September 11, 2001 disaster.

         During the same period cost of revenues decreased from $130,995 to $55,458 reflecting a commensurate decrease in relative costs of providing services to our customers. The major components of costs of revenues decreased as follows: labor, $116,612 to $51,177; workers compensation insurance $795 to $355, and payroll taxes and benefits $13,003 to $3,894.

         For this period salaries remained constant at $49,000 reflecting the same salary structure for office and management personnel.

         During the same period, legal and accounting expenses increased by $50,810 reflecting substantially higher legal expenses incurred to discharge Company's legal obligations under the Securities Exchange Act of 1934, including mailings to shareholders,, quarterly and annual reports, and the cost of auditing the Company's financial statements for 2001.

         Additionally, for the same period, public company expense increased by $1,700 reflecting filing fees and expenses in connection with the Company's filing of compliance reports with the Securities and Exchange Commission. Rent expense increased by $4,395 reflecting the increase in rent as well as allocation of common area maintenance. Insurance increased by $5,000, reflecting a more adequate level of coverage than previously available.

         Other expenses decreased: Penalties decreased by $20,416 reflecting better cash management and better funding. Advertising decreased $5,270 reflecting a cost reduction program and a more targeted advertising program.

INFLATION

         Management believes that inflation has not had a material effect on our results of operations.

                                    BUSINESS

Background of the company

         Resolve (formerly Columbialum Staffing, Inc. and Columbialum, Ltd.)was organized under the laws of the State of Nevada on April 9, 1998, and was a "blank check" or "shell" company whose primary purpose was to engage in a merger with, or acquisition of one or a small number of private firms expected to be private corporations, partnerships or sole proprietorships. On September 27, 2001, a limited liability company controlled by Rene Morissette acquired 97.4% of our outstanding common stock, changed management, and in November 2001, entered into an agreement to acquire Integra Staffing, Inc. ("Integra"). We acquired Integra in December 2001 and its staffing business is the core of our business at the present time.

         Integra was organized in 1999, and as of March 31, 2002, was providing approximately 42 flexible staffing personnel monthly in the Tampa, Florida area. We plan to grow our business through the acquisition of private companies that complement each other and through increased marketing efforts.

General

         We are a local provider of human resource services focusing on the professional, clerical, administrative and light industrial staffing market in Tampa, Florida, through our Integra subsidiary. Integra recruits, trains and deploys temporary personnel and provides payroll administration services to its clients. Integra's clients, consisting primarily of local companies, include businesses in the manufacturing, distribution, hospitality, and construction industries.

         As of June 30,, 2002, Integra provided approximately 42 flexible staffing personnel monthly. Integra has approximately 37 clients.

         Staffing companies provide one or more of three basic services to clients: (i) flexible staffing; (ii) placement and search; and (iii) outplacement. Based on information provided by the American Staffing Association, formerly the National Association of Temporary and Staffing Services, the National Association of Professional Employer Organizations and Staffing Industry Analysts, Inc., staffing industry revenues for 2000 were approximately $63.6 billion. Over the last five years, the staffing industry has experienced significant growth, due largely to the utilization of temporary help across a broader range of industries. Staffing industry revenues grew from approximately $59.5 billion in 1999 to approximately $63.6 billion in 2000, or 6.9%. We believe that the industrial staffing market is highly fragmented and that in excess of 75% of industrial staffing revenues are generated by small local and regional companies.

Company services

         Our Integra subsidiary focuses on meeting our clients' flexible staffing needs, targeting opportunities in a fragmented, growing market that we believe has been under-served by large full service staffing companies. Significant benefits of Integra's services to clients include providing the ability to outsource the recruiting and many logistical aspects of their staffing needs, as well as converting the fixed cost of employees to the variable cost of outsourced services.

         - PAYROLL ADMINISTRATION. We assume responsibility for our Integra service employees for payroll and attendant record-keeping, payroll tax deposits, payroll tax reporting, and all federal, state, payroll tax reports (including 941s, 940s, W-2s, W-3s, W-4s and W-5s), state unemployment taxes, employee file maintenance, unemployment claims and monitoring and responding to changing regulatory requirements.

         -        AGGREGATION OF STATUTORY AND NON-STATUTORY EMPLOYEE BENEFITS.
                  We provide workers' compensation and unemployment insurance to our service employees. Workers' compensation is a state-mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages, and other costs that result from work related injuries and illnesses, regardless of fault and without any co-payment by the employee. Unemployment insurance is an insurance tax imposed by both federal and state governments. Our human resources and claims administration departments monitor and review workers' compensation for loss control purposes.

         We are the employer of record with respect to flexible industrial staffing services and assume responsibility for most employment regulations, including compliance with workers' compensation and state unemployment laws. As part of our basic services in the flexible staffing market, we conduct a human resources needs analysis for clients and client employees. Based on the results of that review, we recommend basic and additional services that the client should implement.

         We provide certain other services to our flexible industrial staffing clients on a fee-for-service basis. These services include screening, recruiting, training, workforce deployment, loss prevention and safety training, pre-employment testing and assessment, background searches, compensation program design, customized personnel management reports, job profiling, description, application, turnover tracking and analysis, drug testing policy administration, affirmative action plans, opinion surveys and follow-up analysis, exit interviews and follow-up analysis, and management development skills workshops.

Sales and Marketing

         We market our flexible staffing services through a combination of direct sales, telemarketing, trade shows and advertising. We have two full time salespersons.

Clients

         Our clients represent a cross-section of the industrial sector, of which no single client represents more than 5% of our total revenues. Although more than 99% of Integra's clients are local and regional companies, Integra's client list does include some national companies. One customer, H. Lee Moffit Medical Clinic, represented 16% of our revenue for the year ended December 31, 2001 and 0% of our revenue for the three months ended March 31, 2002.

         We attempt to maintain diversity within our client base in order to decrease our exposure to downturns or volatility in any particular industry, but we cannot assure you that we will be able to maintain such diversity or decrease our exposure to such volatility. All prospective clients fill out a questionnaire to help us evaluate workers' compensation risk, creditworthiness, unemployment history, and operating stability. Generally, flexible industrial staffing clients do not sign long-term contracts.

         Many of our clients are concentrated geographically in western Florida, however we are not dependent on any one customer in any of the markets we serve.

Competition

         The flexible staffing market is highly fragmented and characterized by many small providers in addition to several large public companies, including Ablest, Inc., Spherion, Adecco, S.A., Kelly Services, Inc., Manpower, Inc., and others, which complete directly with our Company. There are limited barriers to entry and new competitors frequently enter the market. Although a large percentage of flexible staffing providers are locally operated with fewer than five offices, most of the large public companies have significantly greater marketing, financial and other resources than us. We believe that by focusing primarily on customer service, we enjoy a competitive advantage over many of our competitors that attempt to provide a broader range of staffing services. We also believe that by targeting regional and local companies, rather than the national companies that are generally being pursued by our competitors, we can gain certain competitive advantages.

         We believe that several factors contribute to obtaining and retaining clients in the professional, clerical, administrative, light industrial and technical support staffing market. These factors include an understanding of clients' specific job requirements, the ability to reliably provide the correct number of employees on time, the ability to monitor job performance, and the ability to offer competitive prices. To attract qualified candidates for flexible employment assignments, companies must offer competitive wages, positive work environments, flexibility of work schedules, an adequate number of available work hours and, in some cases, vacation and holiday pay. We believe we are reasonably competitive in these areas in the markets in which we compete, although we cannot assure you that we will maintain a competitive standing in the future.

INDUSTRY REGULATION

Overview

         As an employer, we are subject to federal, state, and local statutes and regulations governing our relationships with our employees and affecting businesses generally, including employees at client worksites.

         We assume the sole responsibility and liability for the payment of federal and state employment taxes with respect to wages and salaries paid to our employees. Payroll taxes for the third quarter of 2001 were past due from Integra in the amount of $13,275 at December 31, 2001, and an arrangement was made with the IRS whereby this liability was paid in full in monthly installments through May, 2002.

         Employee Benefit Plans. We plan to offer various benefit plans to our worksite employees. These plans include a multiple-employer retirement plan, a cafeteria plan, a group health plan, a group life insurance plan, a group disability insurance plan and an employee assistance plan. Generally, employee benefit plans are subject to provisions of both the Internal Revenue Code and the Employee Retirement Income Security Act of 1974, as amended. In order to qualify for favorable tax treatment under the Code, the benefit plans must be established and maintained by an employer for the exclusive benefit of the employer's employees. An IRS examination may determine that we were not the employer of our worksite employees under Internal Revenue Code provisions applicable to employee benefit plans. If the IRS were to conclude that we were not the employer of our worksite employees for employee benefit plan purposes, those employees would not have qualified to make tax favored contributions to our multiple-employer retirement plans or cafeteria plan. If such conclusion were applied retroactively, employees' vested account balances, could become taxable immediately, we could lose our tax deduction to the extent the contributions were not vested, the plan trust could become a taxable trust and penalties could be assessed. In such a scenario, we could face the risk of potential litigation by some of our clients. As such, we believe that a retroactive application by the IRS of an adverse conclusion could have a material adverse effect on our financial position, results of operations and liquidity.

         ERISA also governs employee pension and welfare benefit plans. The United States Supreme Court has held that the common law test of employment must be applied to determine whether an individual is an employee or an independent contractor under ERISA. If we were found not to be an employer for ERISA purposes, our employee benefit plans would not be subject to ERISA. As a result of such finding, we and our employee benefit plans would not enjoy the preemption of state law provided by ERISA and could be subject to varying state laws and regulations, as well as to claims based upon state common law.

Workers' compensation

         Workers' compensation is a state mandated comprehensive insurance program that requires employers to fund medical expenses, lost wages and other costs resulting from work-related injuries and illnesses. In exchange for providing workers' compensation coverage for employees, employers are generally immune from any liability for benefits in excess of those provided by the relevant state statutes. In most states, the extensive benefits coverage for both medical costs and lost wages is provided through the purchase of commercial insurance from private insurance companies, participation in state-run insurance funds, self-insurance funds or, if permitted by the state, employer self insurance. Workers' compensation benefits and arrangements vary on a state-by-state basis and are often highly complex. In Florida, for instance, employers are required to furnish, solely through managed care arrangements, the medically necessary remedial treatment for injured employees.

Trademarks and service marks

         We do not have any registered trade or service marks. It is our intention to develop service marks as appropriate and seek federal registration when possible. We have begun the process of registering the mark "Resolve Staffing(TM)", and the name "Resolve Staffing" with a design, and, if federal registration is granted, we intend to develop Resolve Staffing as our brand identity.

Corporate employees

         As of March 31, 2002 , we had 47 employees, of whom 42 were employed in our Integra subsidiary as worksite employees and 5 were employed in sales and administrative capacities. We believe that our relationships with our employees are good.

Expansion program

         We plan to acquire competitive temporary staffing firms operating in larger metropolitan cities including Tampa, Florida and surrounding areas. Target companies being sought will have recognized local brands and a network of office locations able to collectively produce positive cash flows. Our principal areas of interest are in the southeast and mid-west market places. We plan to operate acquired companies under their existing brand identities to minimize alienation of the local community by a name change. Where possible, we plan to consolidate administrative and record keeping functions in an effort to improve operating efficiency.

         Our acquisition program will be focused on acquiring businesses that have a strong presence in the office administration, data processing, network administration, and technical production support market segments within the staffing industry. We believe that our expertise and service regimes, once integrated into operating procedures of the acquired companies, will allow these businesses to be more competitive and attractive to staffing service consumers in these critical market segments.

         In addition, we plan to acquire or develop platform entry business in the emerging Professional Employer Organization ("PEO") industry. PEO's provide their clients with a range of services consisting of payroll administration, benefits administration, unemployment services and human resources consulting services. PEO's become co-employers with their clients as to the clients worksite employees, with employment related liabilities contractually allocated between the PEO's and their clients. While PEO co-employment relationships raise questions concerning the employer/employee relations under tax and welfare benefit laws, we believe that offering these services to our clients will create revenue growth potential.

Property

         Our executive offices consist of 2,000 square feet of office space, without rent, at a facility provided by R. Gale Porter, our President, Chief Operating Officer and a director.

         Effective July 1, 2002, we occupy approximately 1,056 square feet office space, housing our operating offices, pursuant to a three-year lease with an unrelated landlord, expiring June 30, 2005 .

         The space, together with the executive offices provided by Mr. Porter, has been adequate for our present level of operations. We will require additional facilities in which to centralize our accounting, training, human resource, risk management and executive work activities. . We will require larger scale data processing and network communication capabilities in order to facilitate the assimilation of acquired companies into our methods of operating and accounting standards, and to provide customers state-of-the-art service and support.

         Previously we occupied a 1,540 square feet office space, housing our operating offices, pursuant to a three-year lease expiring October 30, 2002. The space has been leased to another tenants, therefore, we have been relieved of any liability on the remainder of the lease after August 31, 2002.


                                   MANAGEMENT

         The following table sets forth the names and ages of our current directors and executive officers, the principal offices and positions held by each person and the date such person became a director or executive officer. The executive officers are elected annually by the Board of Directors. The directors serve one-year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

         Our directors and executive officers as of June 30, 2002, are as follows:

         Name                    Age     Position
         ----                    ---     --------
         R. Gale Porter          68     President, COO and Director
         Cristino L. Perez       58     CFO, Secretary, Treasurer, and Director

         Mr. Porter has served as our President and a director since December 12, 2001. Mr. Porter has served as President and Director of Integra since October 2001. Prior to his association with Integra, Mr. Porter served from March 1996 to September 2000 as President and Member of All Trades Direct, Inc., and predecessors, a company specializing in temporary employment services for the construction industry. All Trades Direct developed from one to 27 offices with revenues of $1 million per month prior to its sale in September 2000. Mr. Porter earned a BA degree in Economics from Florida State University.

         Mr. Perez has served as our Chief Financial Officer, Secretary, Treasurer and Director since December 12, 2001. Mr. Perez served as Secretary, Treasurer and Director of Integra since October 2001. From October 1999 to June 2002, Mr. Perez was employed by Baumann, Raymondo & Company, P.A., Certified Public Accountants with primary responsibilities for development of accounting and auditing services to small publicly held enterprises. From 1993 to 1999, Mr. Perez operated his own tax and accounting service, with concentration of services to small private and publicly held companies. Mr. Perez earned a BA degree in Accounting from the University of South Florida.

Compliance with Section 16(A) of the Securities Exchange Act of 1934

         Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who own more than ten percent of our Common Stock to file with the SEC initial reports of ownership and reports of changes in ownership. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish us with copies of all
Section 16(a) forms they file. To our knowledge, during the year ended December 31, 2001, all Section 16(a) filing requirements applicable to the Company's officers, directors and greater than ten percent shareholders were complied with, except that the William Brown Trust, Cristino Perez, Charles Lincoln and
R. Gale Porter each filed their Form 3 reports late.

Executive compensation

         We do not have employment contracts with any of our management personnel.

                           SUMMARY COMPENSATION TABLE

         The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the three fiscal years ended December 31, 2001 for each person that served as our Chief Executive Officer. No executive officer's salary and bonus exceeded $100,000 in any of the applicable years.

                                                   SUMMARY COMPENSATION TABLE

                                                            Other
                           Year                             Annual       Restricted                           All Other
Name and Principal         Ended                            Compen-       Stock       Options/      LTIP      Compen-
Position                   Dec. 30    Salary      Bonus     sation        Awards        SARs       Payouts    sation
-------------------        -------    ------      -----     ------      ------------  --------     -------   -----------
M. Richard Cutler,          2001      -0-          -0-         -0-          -0-          -0-        -0-         -0-
President, Treasurer        2000      -0-          -0-         -0-          -0-          -0-        -0-         -0-
and Secretary (1)           1999      -0-          -0-         -0-          -0-          -0-        -0-         -0-

Rene Morissette,            2001      750          -0-         -0-          -0-          -0-        -0-         -0-
President, Treasurer        2000      -0-          -0-         -0-          -0-          -0-        -0-         -0-
and Secretary (2)           1999      -0-          -0-         -0-          -0-          -0-        -0-         -0-

Charles Lincoln,            2001      -0-          -0-         -0-          -0-          -0-        -0-         -0-
Chairman and                2000      -0-          -0-         -0-          -0-          -0-        -0-         -0-
CEO (3)                     1999      -0-          -0-         -0-          -0-          -0-        -0-         -0-

R. Gale Porter,             2001      -0-          -0-         -0-          -0-          -0-        -0-         -0-
President and COO           2000      -0-          -0-         -0-          -0-          -0-        -0-         -0-
-----------

(1)   Appointed April 9, 1998; resigned September 27, 2001.
(2)   Appointed September 26, 2001; resigned January 11, 2002.
(3)   Appointed December 12, 2001;, resigned March 18, 2002.
(4)   Assumed the duties of Chief Executive on March 18, 2002.

                                      OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                                (INDIVIDUAL GRANTS)
---------------------------------------------------------------------------------------------------------------------
                         Number of Securities       Percent of Total
                              Underlying             Options/SAR's
                            Options/SAR's         Granted to Employees        Exercise of
Name                         Granted (#)             in Fiscal Year       Base Price ($ / SH)     Expiration Date
----                         -----------             --------------       -------------------     ---------------
M. Richard Cutler                None                     N/A                     N/A                   N/A
Rene Morissette                  None                     N/A                     N/A                   N/A
Charles Lincoln                  None                     N/A                     N/A                   N/A
R. Gale Porter                   None                     N/A                     N/A                   N/A
-----------------------

                                       AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                                  AND FY-END OPTION/SAR VALUES


                            Shares                                                          Value of Unexercised
                         Acquired on       Value       Number of Unexercised Options        In-the-Money Options
Name                       Exercise      Realized       Exercisable / Unexercisable      Exercisable / Unexercisable
----                       --------      --------       ---------------------------      ---------------------------
M. Richard Cutler            N/A            N/A                    None                              N/A
Rene Morissette              N/A            N/A                    None                              N/A
Charles Lincoln              N/A            N/A                    None                              N/A
R. Gale Porter               N/A            N/A                    None                              N/A

Compensation of directors

         Directors were not separately compensated for their services in the year ended December 31, 2001.


                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table sets forth, as of June 30, 2002, certain information with respect to our equity securities owned of record or beneficially by (i) each of our officers and directors; (ii) each person who owns beneficially more than 5% of each class of our outstanding equity securities; and (iii) all directors and executive officers as a group.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares that the selling security holder has the right to acquire within 60 days. The actual number of shares of Common Stock issuable upon the conversion of the debentures is subject to adjustment depending on, among other factors, the number of shares outstanding at the time of conversion and could be materially less than the number estimated in the table.

                                                        Beneficial Ownership
                                                        --------------------
Name of Beneficial Owner                             Shares          Percentage
------------------------                             ------          ----------

Charles Lincoln (1)                                   93,852            1.76%
R. Gale Porter (2)                                3 ,060,444           44.82%
Cristino L. Perez (3)                              1,876,775           30.02%
William A.  Brown Family Trust (4)                    66,836            1.25%
William A. Brown Family Limited  Partnership       3,034,600           44.29%
(5)

Venancio Pardo (6)                                   559,065           10.00%
  All Officers and Directors as a                  4,937,219           63.74%
  group (2 persons) (7)
-----------------
Footnotes for this table on following page

(1) Charles Lincoln was our Chairman and Chief Executive Officer until March 18, 2002. Includes 81,567 shares which he owns directly, owns jointly with his spouse, and which are owned by corporations wholly owned by him, and 12,285 corresponding to his interest in a limited liability corporation.

(2) Mr. R. Gale Porter is our Chief Operating Officer, President, and a director of the Company. Includes 1,493,400 shares issuable upon the conversion of warrants, which he owns jointly with his spouse, and 3,079 shares corresponding to his interest in limited liability corporation.

(3) Cristino L. Perez is our Chief Financial Officer, Secretary, Treasurer, and is a director of the Company. Includes 45,025 shares owned directly by him, his spouse or jointly, 34,400 shares issuable upon the conversion of warrants, 914,350 shares owned by his spouse's individual retirement account in two limited liability corporations and 883,000 issuable upon conversion of warrants by one of these limited liability corporations

(4) Includes 66,836 shares owned directly by the Trust controlled by William A. Brown, Trustee.

(5) Includes 1,517,300 shares owned directly by the partnership, and 1,517,300 shares issuable upon conversion of warrants by the partnership controlled by William A. Brown.

(6) Includes 9,400 shares owned directly by him, 9,400 shares issuable upon the conversion warrants, and 285,265 shares owned through individual retirement account's interest in two limited liability companies , and 255,000 shares issuable upon conversion of warrants by one of the limited liability companies.

(7) Includes 2,410,800 that may be obtained by officers and directors and their related parties upon the conversion of outstanding warrants .


                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On November 16, 2001, Resolve borrowed $7,300 from former shareholders of Integra and unrelated individuals secured by 5% convertible debentures due December 31, 2002. The debentures were convertible into Resolve's $0.001 par value common stock at $0.001 per share through the debenture's maturity date. On March 30, 2002, the debentures and accrued interest were converted into 248,667 common shares of the Company.

         On June 24, 2002, Resolve sold 5,000,000 units, each consisting of one share of our common stock and one five-year $.15 common stock purchase warrant for $.04 per unit. Of that amount:

         o 1,527,800 were sold to our officers and directors for $1,376 in cash, the cancellation of $19,736 in notes, and the satisfaction $40,000 in outstanding debt of the Company.

         o 2,890,200 units were sold to our shareholders owning 10% or more of the Company's common stock for $18,664 in cash, the cancellation of $76,944 in notes, and the satisfaction of $20,000 in outstanding debt of the Company.

                            SELLING SECURITY HOLDERS

         The table below sets forth information concerning the resale of the shares of common stock by the selling security holders. We will not receive any proceeds from the resale of the common stock by the selling security holders.

         The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares which the selling security holder has the right to acquire within 60 days. The actual number of shares of common stock issuable upon the conversion of the debentures is subject to adjustment depending on, among other factors, the number of shares outstanding at the time of conversion and could be materially less than the number estimated in the table.

         The following table also sets forth the name of each person who is offering the resale of shares of common stock by this prospectus, the number of shares of common stock beneficially owned by each person, the number of shares of common stock that may be sold in this offering and the number of shares of common stock each person will own after the offering, assuming they sell all of the shares offered.

                                          Beneficial Ownership                           Beneficial Ownership
Name of                                    Prior to Offering           Shares               After Offering
Selling Security Holders                  Shares     Percentage      Offered (1)         Shares     Percentage
------------------------                  ------     ----------      -----------         ------     ----------
R. Gale Porter                    (2)     3,057,365      44.77%        1,598,365         1,459,000       21.37%
Cristino L. Perez                 (3)        79,425       1.48%           71,675             7,750        0.14%
William A. Brown Family Trust     (4)        66,836       1.25%           54,151            12,685        0.24%
William A. Brown Family Limited   (5)     3,034,600      44.29%        1,584,600         1,450,000       21.16%
Partnership
Global Partners, LLC              (6)     2,776,420      41.45%        1,638,420         1,138,000       16.99%
C. Bruce Gordy                              119,906                                                       0.04%
                                                          2.22%          117,973             1,933
Frank Hartman                                81,654       1.52%           79,780             1,874        0.03%
Ronald E. Dowdy                             119,906       2.22%          117,973             1,933        0.04%
Video Concepts Ltd., Inc.                    59,954       1.12%           58,987               967        0.02%
Rene Morissette                   (7)        43,069       0.81%           15,510            27,559        0.52%
Charles & Lorraine Lincoln                   81,567       1.53%           71,317            10,250        0.19%
Apogee Business Consultants, LLC            103,333       1.92%          100,000             3,333        0.06%
Arthur G. Knox                              204,000       3.75%          204,000                 0        0.00%
Willard Hunter                              200,000       3.68%          200,000                 0        0.00%
Brenda Holson                                50,000       0.93%           50,000                 0        0.00%
Susan Morisette. IRA                         15,510       0.29%           15,510                 0        0.00%
TBC Investments, Inc.                        44,463       0.83%           44,463                 0        0.00%
R. J. Diamond Consulting, Inc.               44,463       0.83%           44,463                 0        0.00%
Contracts Consultants                        44,463       0.83%           44,463                 0        0.00%
International, Inc.
Premier Ventures, Inc.                       88,416       1.64%           88,416                 0        0.00%
Venancio Pardo                    (8)        18,800       0.35%           18,800                 0        0.00%
Adam T. Parson                    (9)           200      *                   200                 0        0.00%
Emileigh Bernstein                (9)           150      *                   150                 0        0.00%
Gregory A. Brigham                (9)           150      *                   150                 0        0.00%
Christian Brigham                 (9)           150      *                   150                 0        0.00%
Michelle Bernstein                (9)           200      *                   200                 0        0.00%
Phil Poole                        (9)           200      *                   200                 0        0.00%
Heather Borgendale                (9)           400      *                   400                 0        0.00%
Susan Borgendale                  (9)           500      *                   500                 0        0.00%
Peter La Bruzzo                   (9)           175      *                   175                 0        0.00%
Lech  Zychlinski                  (9)           175      *                   175                 0        0.00%

                                       23

                                          Beneficial Ownership                           Beneficial Ownership
Name of                                    Prior to Offering           Shares               After Offering
Selling Security Holders                  Shares     Percentage      Offered (1)         Shares     Percentage
------------------------                  ------     ----------      -----------         ------     ----------
Rose Rosa                         (9)            50      *                    50                 0        0.00%
Tom Pryor                         (9)           100      *                   100                 0        0.00%
Mildred Cruz                      (9)           100      *                   100                 0        0.00%
Jorge Cruz                        (9)           100      *                   100                 0        0.00%
Sandra Rizzi                      (9)           100      *                   100                 0        0.00%
David Rizzi                       (9)           100      *                   100                 0        0.00%
Alfred Hoornik, Jr.               (9)           500      *                   500                 0        0.00%
Steven D. Hamilton                (9)           500      *                   500                 0        0.00%
Selwyn Dusheiko                   (9)         1,000      *                 1,000                 0        0.00%
Selwyn Dusheiko f/b/o Joshua      (9)           250      *                   250                 0        0.00%
   Edelman
William C. Rawheiser              (9)           300      *                   300                 0        0.00%
Juan Carnovali                    (9)         3,000      *                 3,000                 0        0.00%
Orlando Jr. or Caridad Sosa       (9)         1,000      *                 1,000                 0        0.00%
Rosario Pardo                     (9)         2,000      *                 2,000                 0        0.00%
Rafael C. and/or Juana E.         (9)         1,000      *                 1,000                 0        0.00%
   Couvertie
Monica Pardo                      (9)         2,000      *                 2,000                 0        0.00%
Kyoung Eun Ahn                    (9)           250      *                   250                 0        0.00%
Vinicio Ramirez                   (9)           750      *                   750                 0        0.00%
Patricia Pardo                    (9)         1,000      *                 1,000                 0        0.00%
Daniel and/or Lori J. Alonso      (9)         2,000      *                 2,000                 0        0.00%
Jose C Tejeda                     (9)         1,000      *                 1,000                 0        0.00%
Veronica and/or Alfred M.         (9)         2,000      *                 2,000                 0        0.00%
   Desrosiers
Wilfredo and/or Maria del         (9)         2,000      *                 2,000                 0        0.00%
    Carmen Alonso
Lisa Jalayer                      (9)         1,000      *                 1,000                 0        0.00%
Celia Rodriguez                   (9)         1,000      *                 1,000                 0        0.00%
Tracy L Blevins                   (9)           200      *                   200                 0        0.00%
Kelly Kauffman                    (9)           200      *                   200                 0        0.00%
William F and Alice V Merlin      (9)         1,000      *                 1,000                 0        0.00%
Alice V and William F Merlin      (9)         1,000      *                 1,000                 0        0.00%
Wade L Kohn                       (9)         1,000      *                 1,000                 0        0.00%
Willard C Hunter                  (9)         1,000      *                 1,000                 0        0.00%
R. Gale Porter, Jr.               (9)         1,000      *                 1,000                 0        0.00%
Deborah A Erdahl                  (9)           200      *                   200                 0        0.00%
William F Merlin, Jr.             (9)         1,000      *                 1,000                 0        0.00%
William K Porter                  (9)         1,000      *                 1,000                 0        0.00%
Michele Walters                   (9)         1,000      *                 1,000                 0        0.00%
Lillian G Weaver                  (9)           200      *                   200                 0        0.00%
J. Bryan Yoho                     (9)         1,000      *                 1,000                 0        0.00%
Barbara Green                     (9)           200      *                   200                 0        0.00%
Nilda Hoornik                     (9)         1,000      *                 1,000                 0        0.00%
John Toledo                       (9)           250      *                   250                 0        0.00%
Maria J. Toledo                   (9)           300      *                   300                 0        0.00%
Joe or Isabel Martinez            (9)           500      *                   500                 0        0.00%
Michael Toledo                    (9)           250      *                   250                 0        0.00%
Luis and/or Helen Diaz, Jr.       (9)           500      *                   500                 0        0.00%
Raul Lavin                        (9)           500      *                   500                 0        0.00%
Arcilio Valdivia                  (9)           500      *                   500                 0        0.00%
Mark D. Chamberlain               (9)           350      *                   350                 0        0.00%
Heinrich W.W. Bracker             (9)           350      *                   350                 0        0.00%
Tom Nichols                       (9)           350      *                   350                 0        0.00%

                                       24

                                          Beneficial Ownership                           Beneficial Ownership
Name of                                    Prior to Offering           Shares               After Offering
Selling Security Holders                  Shares     Percentage      Offered (1)         Shares     Percentage
------------------------                  ------     ----------      -----------         ------     ----------
Lucy Barbeiro                     (9)           300      *                   300                 0        0.00%
Sean Austin                       (9)           300      *                   300                 0        0.00%
Hannah L. Miller                  (9)           750      *                   750                 0        0.00%
Carole Lynn Morris                (9)           750      *                   750                 0        0.00%
Kevin J. Collins                  (9)         1,000      *                 1,000                 0        0.00%
Chandra A. Rusk                   (9)           500      *                   500                 0        0.00%
Stacy L Bagley                    (9)         1,000      *                 1,000                 0        0.00%
Kimberly Covey                    (9)         1,000      *                 1,000                 0        0.00%
Camille Lamar Roberts             (9)         1,000      *                 1,000                 0        0.00%
Gina M. Owen                      (9)         1,000      *                 1,000                 0        0.00%
Jimmie Beck                       (9)         1,000      *                 1,000                 0        0.00%
Kaaren E. Richardson              (9)           500      *                   500                 0        0.00%
Marco T. Villalobos               (9)           100      *                   100                 0        0.00%
Sandra Lee Vitale                 (9)           200      *                   200                 0        0.00%
Suzanne Mainzer                   (9)           200      *                   200                 0        0.00%
Peter La Manna                    (9)           500      *                   500                 0        0.00%
Sergio G. Menendez                (9)         1,000      *                 1,000                 0        0.00%
Kenneth E. O'Rorke                (9)         1,000      *                 1,000                 0        0.00%
Rekha M. Bakarania                (9)         1,000      *                 1,000                 0        0.00%
Vivek R. Rao                      (9)         1,000      *                 1,000                 0        0.00%
Stewart Nazzaro                   (9)         1,000      *                 1,000                 0        0.00%
Raghavendra R. Vijayanagar        (9)         1,000      *                 1,000                 0        0.00%
Jess G. Tucker                    (9)         1,000      *                 1,000                 0        0.00%
Brendon K. Rennert                (9)         1,000      *                 1,000                 0        0.00%
Daedalus Consulting, Inc          (9)         1,000      *                 1,000                 0        0.00%
Rebecca Weightman                 (9)           200      *                   200                 0        0.00%
William F. Lincoln, MD            (9)         1,000      *                 1,000                 0        0.00%
Jacqueline Anne Lincoln           (9)         1,000      *                 1,000                 0        0.00%
Bradford G. Shulkin               (9)         1,000      *                 1,000                 0        0.00%
Hilary Ponticelli                 (9)         1,000      *                 1,000                 0        0.00%
Tyler Tuchow                      (9)         1,000      *                 1,000                 0        0.00%
Stacy Tuchow                      (9)         1,000      *                 1,000                 0        0.00%
Gloria Reinhardt                  (9)         1,000      *                 1,000                 0        0.00%
Joi-Phyle Hallem                  (9)         1,000      *                 1,000                 0        0.00%
Jay C. Jumper                     (9)         1,000      *                 1,000                 0        0.00%
Dawn L. Jumper                    (9)         1,000      *                 1,000                 0        0.00%
Mathew A. Stanchie                (9)         1,000      *                 1,000                 0        0.00%
Patricia L Scanlan                (9)         1,000      *                 1,000                 0        0.00%
Alex J. Sparra, II                (9)         1,000      *                 1,000                 0        0.00%
Marilynn K. Obrig                 (9)         1,000      *                 1,000                 0        0.00%
Olen Serrat                       (9)           500      *                   500                 0        0.00%
Craig A. Kessinger                (9)           500      *                   500                 0        0.00%
Roy M. Barnhart                   (9)         1,000      *                 1,000                 0        0.00%
Patricia B. Stewart               (9)         1,000      *                 1,000                 0        0.00%
Vernon Barclay                    (9)         1,000      *                 1,000                 0       \0.00%
John Kingman Keating              (9)         1,000      *                 1,000                 0        0.00%
Cole Whitaker                     (9)         1,000      *                 1,000                 0        0.00%
James E. Meyer                    (9)         1,000      *                 1,000                 0        0.00%
Richard Rankin                    (9)         1,000      *                 1,000                 0        0.00%
Erin Dowdy                        (9)         1,000      *                 1,000                 0        0.00%
Megan Dowdy                       (9)         1,000      *                 1,000                 0        0.00%
George Chaconas Trust             (9)         1,000      *                 1,000                 0        0.00%
John V. Trujillo I/T/F John V.    (9)         1,000      *                 1,000                 0        0.00%
   Trujillo, Jr. and Jayna J.
Trujillo

                                       25

                                          Beneficial Ownership                           Beneficial Ownership
Name of                                    Prior to Offering           Shares               After Offering
Selling Security Holders                  Shares     Percentage      Offered (1)         Shares     Percentage
------------------------                  ------     ----------      -----------         ------     ----------
Brenda Holson                     (9)         1,000      *                 1,000                 0        0.00%
John E. Helms                     (9)         1,000      *                 1,000                 0        0.00%
Christina H. Brown                (9)         2,000      *                 2,000                 0        0.00%
Jerry Knox                        (9)         1,000      *                 1,000                 0        0.00%
Arthur G. Knox                    (9)         1,000      *                 1,000                 0        0.00%
Vernon Strokes                    (9)         1,000      *                 1,000                 0        0.00%
John L. Muench                    (9)         1,000      *                 1,000                 0        0.00%
Matt Patterson                    (9)           200      *                   200                 0        0.00%
ICBM Corporation                  (9)         1,750      *                 1,750                 0        0.00%
Terence McCarty                   (9)         1,000      *                 1,000                 0        0.00%
Roberta Dantico                   (9)         1,000      *                 1,000                 0        0.00%
Michael J. Echevarria             (9)         1,000      *                 1,000                 0        0.00%
Tony Muniz, Jr.                   (9)         1,000      *                 1,000                 0        0.00%
Michael S. McConnell              (9)         1,000      *                 1,000                 0        0.00%
Randy R. Barbas                   (9)         1,000      *                 1,000                 0        0.00%
Philip J. Ciaravella              (9)         1,000      *                 1,000                 0        0.00%
Robert E. Johnson                 (9)         1,000      *                 1,000                 0        0.00%
Allen Kinley                      (9)         1,000      *                 1,000                 0        0.00%
1Mundo, Inc.                      (9)         1,000      *                 1,000                 0        0.00%
Michael Edward Eggleston          (9)         1,000      *                 1,000                 0        0.00%
Malcolm G. Taaffee                (9)         1,000      *                 1,000                 0        0.00%
Jose A. Torrado                   (9)         2,000      *                 2,000                 0        0.00%
Fiero Partners                    (9)         2,000      *                 2,000                 0        0.00%
-----------------

*     Less than .01%

(1) Represents 111,500 shares of common stock issuable upon conversion of 6% debentures held by the selling security holders. The 6% debentures are due June 30, 2003 and are convertible at the rate of $.10 per share. Because the number of shares of common stock issuable upon conversion of the debentures is dependent in part upon the number of shares of the common stock outstanding prior to a conversion, the actual number of shares of common stock that will be issued upon conversion will fluctuate and cannot be determined at this time. However, each selling security holder has contractually agreed to restrict its ability to convert its debentures and receive shares of our common stock such that the number of shares of common stock held by it and its affiliates after such conversion or exercise does not exceed 4.99% of the then issued and outstanding shares of common stock. Also includes 5,000,000 shares issuable upon conversion of warrants at $.15 per share and includes 1,218,866 shares currently issued and outstanding.
(2) Mr. R. Gale Porter is the Company's Chief Operating Officer, President, and a director of the Company. Includes 1,563,965 shares which he owns jointly with his spouse and 1,493,400 shares issuable upon conversion of warrants.
(3) Cristino L. Perez is the Company's Chief Financial Officer, Secretary, Treasurer, and is a director of the Company. Includes 37,275 shares which he or his spouse own directly and jointly with his spouse and 34,400 shares issuable upon conversion of warrants. This ownership does not include the underlying interest of 910,181 shares owned by a limited liability corporation in which Mr. Perez' spouse has a 64.59% interest, and 883,000 shares issuable upon conversion of warrants owned by this limited liability corporation.
(4) William A. Brown Family Trust consists of 66,836 shares owned by the trust controlled by William A. Brown as Trustee.
(5) William A. Brown Family Limited Partnership consists of 1,517,300 shares owned by the partnership controlled by William A. Brown, as General Partner, and 1,517,300 shares issuable upon conversion of warrants owned by the partnership.
(6) Global Partners, LLC consisting of 1,412,920 shares owned by the company and 1,363,500 shares issuable upon conversion of warrants owned by them. These shares are beneficially owned, based on their interest in the corporation as follows: Elona Perez, individual retirement account, 64.59%; Venancio Pardo, individual retirement account, 19.17%, Fiero Partners, 12.06%, and others, 4.18%.
(7) Rene Morissette consisting of 8,010 shares owned directly by him, and 7,500 shares issuable upon conversion of warrants owned by him, and 27,559 shares owned by Work Holding, LLC, a limited liability company in which he is the sole managing director. These shares are beneficially owned, based on their interest in the corporation as follows: Charles Lincoln, 44.58%; R. Gale Porter, 11.17%; Venancio Pardo, individual retirement account, 29.12%; and Cristino L. Perez, 15.13%.
(8) Venancio Pardo consisting of 9,400 shares owned directly by him, and 9,400 shares issuable upon conversion of warrants owned by him. This ownership does not include the underlying interest in 277,239 shares owned by a limited liability corporation in which Mr. Pardo has a 19.17% interest, and 255,000 shares issuable upon conversion of warrants owned by this limited liability corporation.
(9)  Consists solely of shares issuable upon conversion of a debenture.

                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling security holders named in this prospectus, by their donees or transferees, or by their other successors in interest. The selling security holders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Each selling security holder reserves the right to accept or reject, in whole or in part, any proposed purchase of shares, whether the purchase is to be made directly or through agents.

         The selling security holders may offer their shares at various times in one or more of the following transactions:

         o in ordinary brokers' transactions and transactions in which the broker solicits purchasers;
         o in transactions involving cross or block trades or otherwise on an appropriate market;
         o in transactions in which brokers, dealers or underwriters purchase the shares as principal and resell the shares for their own accounts pursuant to this prospectus;
         o in transactions "at the market" to or through market makers in the common stock or into an existing market for the common stock;
         o in other ways not involving market makers or established trading markets, including direct sales of the shares to purchasers or sales of the shares effected through agents;
         o through transactions in options, swaps or other derivatives which may or may not be listed on an exchange;
         o        in privately negotiated transactions;
         o        in transactions to cover short sales; or
         o        in a combination of any of the foregoing transactions.

         The selling security holders also may sell their shares in accordance with Rule 144 under the Securities Act of 1933.

         From time to time, one or more of the selling security holders may pledge or grant a security interest in some or all of the shares owned by them. If the selling security holders default in performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time. The selling security holders also may transfer and donate shares in other circumstances. The number of shares beneficially owned by selling security holders who transfer, donate, pledge or grant a security interest in their shares will decrease as and when the selling security holders take these actions. The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the transferees, donees or other successors in interest will be selling security holders for purposes of this prospectus.

         A selling security holder may sell short the common stock. The selling security holder may deliver this prospectus in connection with such short sales and use the shares offered by this prospectus to cover such short sales.

         A selling security holder may enter into hedging transactions with broker-dealers. The broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling security holder, including positions assumed in connection with distributions of the shares by such broker-dealers. A selling security holder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares. In addition, a selling security holder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling security holder of the secured obligation, may sell or otherwise transfer the pledged shares.

         The selling security holders may use brokers, dealers, underwriters or agents to sell their shares. The persons acting as agents may receive compensation in the form of commissions, discounts or concessions. This compensation may be paid by the selling security holders or the purchasers of the shares for whom such persons may act as agent, or to whom they may sell as principal, or both. The compensation as to a particular person may be less than or in excess of customary commissions. The selling security holders and any agents or broker-dealers that participate with the selling security holders in the offer and sale of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions they receive and any profit they realize on the resale of the shares by them may be deemed to be underwriting discounts and commissions under the Securities Act. Neither we nor any selling security holders can presently estimate the amount of such compensation.

         If a selling security holder sells shares in an underwritten offering, the underwriters may acquire the shares for their own account and resell the shares from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. In such event, we will set forth in a supplement to this prospectus the names of the underwriters and the terms of the transactions, including any underwriting discounts, concessions or commissions and other items constituting compensation of the underwriters and broker-dealers. The underwriters from time to time may change any public offering price and any discounts, concessions or commissions allowed or reallowed or paid to broker-dealers. Unless otherwise set forth in a supplement, the obligations of the underwriters to purchase the shares will be subject to certain conditions, and the underwriters will be obligated to purchase all of the shares specified in the supplement if they purchase any of the shares.

         We have advised the selling security holders that during such time as they may be engaged in a distribution of the shares, they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M prohibits any selling security holder, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. The foregoing restrictions may affect the marketability of the shares.

         Under our agreements with the selling security holders, we are required to bear the expenses relating to this offering, excluding any underwriting discounts or commissions, brokerage fees, stock transfer taxes and fees of legal counsel to the selling security holders. We estimate these expenses will total approximately $40,000.

         We have agreed to indemnify most of the selling security holders against certain liabilities, including certain liabilities under the Securities Act.

         It is possible that a significant number of shares could be sold at the same time. Such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for the common stock.

         This offering by any selling security holder will terminate two years from the date of this prospectus or, if earlier, on the date on which the selling security holder has sold all of his shares.


                            DESCRIPTION OF SECURITIES

         The following discussion is qualified by reference to our Articles of Incorporation, as amended which is filed as an exhibit to reports incorporated by reference into this prospectus.

Common Stock

         Each share of our common stock entitles its holder to one vote upon all matters on which holders of our common stock are entitled to vote under applicable law or otherwise. Stockholders are not permitted to vote their shares cumulatively. Accordingly, the holders of more than 50% of the issued and outstanding shares of common stock can elect all of our directors. Holders of common stock have no preemptive or other subscription rights, conversion rights, redemption or sinking fund provisions. In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, each share of common stock will be entitled to share ratably in any assets available for distribution to holders of our equity securities after satisfaction of all liabilities and after providing for each class of stock, if any, having preference over the common stock.

         The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is issued. All outstanding shares of common stock are, and the shares underlying all options, warrants and convertible securities will be, duly authorized, validly issued, fully paid and non-assessable.

Serial Preferred Stock

         Our board of directors is authorized by our certificate of incorporation to issue up to ten million shares of one or more series of serial preferred stock. No shares of serial preferred stock have been authorized or designated for future issuance by our board. In addition, we have no present plans to issue any such shares.

         In the event that our board of directors does authorize, designate and issue shares of serial preferred stock, it may exercise its discretion in establishing the terms of such serial preferred stock. In the exercise of such discretion, our board may determine the voting rights, if any, of the series of serial preferred stock being issued, which could include the right to vote separately or as a single class with our common stock and/or other series of serial preferred stock; to have more or less voting power per share than that possessed by our common stock or other series of serial preferred stock; and to vote on certain specified matters presented to the shareholders or on all of such matters or upon the occurrence of any specified event or condition. On our liquidation, dissolution or winding up, the holders of serial preferred stock may be entitled to receive preferential cash distributions fixed by our board when creating the particular series of preferred stock before the holders of our common stock are entitled to receive anything. Serial preferred stock authorized by our board could be redeemable or convertible into shares of any other class or series of our capital stock.

         The issuance of serial preferred stock by our board of directors could adversely affect the rights of holders of our common stock by, among other things, establishing preferential dividends, liquidation rights or voting powers. The issuance of serial preferred stock could be used to discourage or prevent efforts to acquire control of our company through the acquisition of shares of our common stock, even if a change in control were in our stockholders' interest.

Warrants

         Each of the 5,000,000 outstanding warrants represent the right to acquire one share of common stock at an initial exercise price of $.15 per share for a period of five years ending June 30, 2007. The exercise price and the number of shares issuable upon exercise of the warrants will be adjusted upon the occurrence of the following events:

         o issuance of common stock as a dividend on shares of common stock,
         o subdivisions, reclassifications or combinations of the common stock or similar events.

         The warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of common stock for less than the exercise price of the warrants or the current market price of our securities and do not entitle warrant holders to any voting or other rights as a shareholder until such warrants are exercised and common stock is issued.

         The warrants contain a provision referred to as a "net exercise provision" that allows the holder to convert the warrants into shares of our common stock, without making any cash payment. If the holder elects to exercise this net exercise right, the holder authorizes the company to withhold the number of shares that would have to be sold at the prevailing market price at the time of exercise to pay the exercise price. For example, if our stock has a market price of $.60 per share and a holder exercises the net exercise right for 10,000 warrants, the holder would receive 7,500 shares. This is because the holder would have had to sell 2,500 shares at $.60 in order to pay the $1,500 exercise price for 10,000 shares (10,000 x $.15 = $1,500). This example is an illustration and should not be interpreted as any indication of whether a market for our common stock will develop.

         Holders of warrants may exercise their warrants for the purchase of shares of common stock and resell such shares only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualification under applicable state securities laws. We are required to use our best efforts to maintain a current prospectus relating to such shares of common stock at all times when the market price of the common stock exceeds the exercise price of the warrants until the expiration date of the warrants, although there can be no assurance that we will be able to do so.

         The shares of common stock issuable on exercise of the warrants will be, when issued in accordance with the warrants, duly and validly issued, fully paid and non-assessable. At all times that the warrants are outstanding, we will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding warrants.

         For the term of the warrants, the holders thereof are given the opportunity to profit from an increase in the per share market price of our common stock, with a resulting dilution in the interest of all other stockholders. So long as the warrants are outstanding, the terms on which we could obtain additional capital may be adversely affected. The holders of the warrants might be expected to exercise the warrants at a time when we would, in all likelihood, be able to obtain additional capital by a new offering of securities on terms more favorable than those provided by the warrants.

Transfer and Warrant Agent

         Florida Atlantic Stock Transfer, Inc. acts as our transfer agent.


                                  LEGAL MATTERS

         The validity of our common stock offered hereby is being passed upon for Resolve Staffing, Inc. by the law offices of Sommer & Schneider LLP, 595 Stewart Avenue, Suite 710, Garden City, New York 11530.


                                     EXPERTS

         The financial statements as of and for the years ended December 31, 2001 and 2000 included in this Prospectus have been so included in reliance on the report of Timothy M. Griffiths, CPA, independent certified public accountant, given on the authority of said firm as experts in auditing and accounting.

Changes in and disagreements with accountants on accounting and financial disclosure

         On March 1, 2002, our Board of Directors adopted a resolution changing our independent accountant from Haskell & White, LLP (the "Former Accountant") to the firm of Timothy M. Griffiths, Certified Public Accountant (the "New Accountant"). The action was taken principally because we had completed the acquisition of Integra and the board decided it would be in our best interest to utilize the services of Integra's auditor. During the fiscal year ended December 31, 2000 and 1999, and for the periods from inception on April 9, 1998 through

December 31, 2000, and any subsequent interim period to the date of the dismissal (February 26, 2002), we had no disagreement with our Former Accountant on any matter of accounting principal or practice, financial statement disclosure or auditing scope or procedure which would have caused the Former Accountant to make reference in its report upon the subject matter of disagreement. The Former Accountant previously issued a report dated March 27, 2001 on our financial statements as of and for the year ended December 31, 2000 and 1999, and for the period from inception on April 9, 1998 through December 31, 2000. The report did not contain an adverse opinion or disclaimer of opinion or qualification as to audit scope or accounting principle. The Former Accountant's report did contain additional disclosure relating to uncertainty as to our ability to continue as a going concern but did not contain any adjustment for the disclosed uncertainties. The Former Accountant reviewed this disclosure and has furnished us with a letter addressed to the SEC that did not contain any new information or clarification of the disclosure.

         We did not consult with the New Accountant regarding any matters prior to its engagement, including matters relating to the application of accounting principles, although the New Accountant rendered an unqualified audit report on Integra's balance sheets as of December 31, 2000 and 1999 and related statements of operations, cash flows and stockholders' equity for the year ended December 31, 2000 and the period from inception (August 16, 1999) to December 31, 1999, which was included in our Form 8-K dated December 12, 2001, as amended.


                              AVAILABLE INFORMATION

         We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Resolve Staffing, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission ("SEC").

         We are subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected at public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington D.C. 20549; Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and 5670 Wilshire Boulevard, Los Angeles, California 90036. Copies of such material can be obtained from the Public Reference Section of the SEC at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

         We intend to furnish our stockholders with annual reports containing audited financial statements.

         This prospectus includes statistical data that were obtained from industry publications. These industry publications generally indicate that the authors of these publications have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. While we believe these industry publications to be reliable, we have not independently verified their data.

FINANCIAL STATEMENTS

         The Financial Statements required by Item 304 of Regulation S-B are stated in U.S. dollars and are prepared in accordance with U.S. Generally Accepted Accounting Principles. PAGE

Independent Auditor's Report                                             F-1

Financial Statements -

         Balance sheets as of March 31, 2002 (Unaudited) and
           December 31, 2001 (consolidated) and 2000                     F-2

         Statements of operations for the three months ended
           March 31, 2002 (Unaudited), and for the years ended
           December 31, 2001 (consolidated) and 2000                     F-3

         Statements of cash flows for the three months ended
           March 31, 2002 (Unaudited), and for the years ended
           December 31, 2000 (consolidated) and 2000                     F-4

         Statements of stockholders' equity for the three months
           ended March 31, 2002 (Unaudited), and for the year
           ended December 31, 2001 (consolidated) and 2000               F-5

Notes to Financial Statements                                            F-6

                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Stockholders
Resolve Staffing, Inc.,
(formerly Columbialum Staffing, Inc.)
Tampa, Florida

I have audited the accompanying balance sheets of Resolve Staffing, Inc. (formerly Columbialum Staffing, Inc.) as of December 31, 2001 (consolidated) and 2000, and the related statements of operations, cash flows and stockholders' equity for the years ended December 31, 2001 (consolidated) and 2000. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on our audit.

I conducted the audits in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly in all material respects, the financial position of Resolve Staffing, Inc. at December 31, 2001 (consolidated) and 2000, and the result of its operations, its cash flows and stockholders' equity for the years ended December 31, 2001 (consolidated) and 2000 in conformity with accounting principles generally accepted in the United States of America.


/s/ Timothy M. Griffiths, CPA

TIMOTHY M. GRIFFITHS, CPA
Tampa, Florida
March 6,  2002, except for Note P,
 which is as of March 24, 2002

                                             RESOLVE STAFFING, INC.
                                      (Formerly Columbialum Staffing, Inc.)
                                                 BALANCE SHEETS
                                           DECEMBER 31, 2001 AND 2000

                                                                  (Unaudited)
                                                                   March 31,           (Consolidated)
                    ASSETS                                           2002                   2001                   2000
                                                               ------------------    -------------------    -------------------
CURRENT ASSETS
    Cash                                                       $          43,887     $           19,467     $           19,697
    Accounts receivable, net of allowance
         for bad debts                                                    51,589                 30,069                 58,051
    Prepaid and other assets                                              96,821                  8,317                  2,616
                                                               ------------------    -------------------    -------------------
        Total current assets                                             192,297                 57,853                 80,364
                                                               ------------------    -------------------    -------------------

PROPERTY AND EQUIPMENT
    Property and equipment                                                28,382                 28,382                 11,736
    Less: Accumulated depreciation                                         9,682                  8,202                  3,729
                                                               ------------------    -------------------    -------------------
        Net property and equipment                                        18,700                 20,180                  8,007
                                                               ------------------    -------------------    -------------------

                 TOTAL ASSETS                                  $        210,997      $           78,083     $            8,371
                                                               ==================    ===================    ===================


                                  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
    Accounts payable                                           $           9,803     $           23,698     $            6,530
    Accrued payroll taxes                                                  6,781                 17,171                 66,630
    Accrued salaries                                                      62,204                      -                  9,985
    Notes and advances payable                                           158,400                      -                      -
    Debentures payable                                                    11,150                 18,450                      -
    Customer deposits                                                          -                      -                  8,558
    Other current liabilities                                              1,828                    642                  1.924
                                                               ------------------    -------------------    -------------------
        Total current liabilities                                        250,166                 59,961                 93,627
                                                               ------------------    -------------------    -------------------

STOCKHOLDERS' EQUITY (DEFICIT)
    Common stock, $.0001 par value,
     50,000,000  shares authorized, issued
     and outstanding:  2001 - 83,334 shares;
     2000 - 37,500 shares (restated)                                          34                      8                      4
    Paid-in capital                                                      474,888                425,467                107,496
    Retained earnings (deficit)                                        (514,091)              (407,403)               (112,756)
                                                               ------------------    -------------------    -------------------
             Total stockholders' equity (deficit)                       (39,169)                 18,072                 (5,256)
                                                               ------------------    -------------------    -------------------

    TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY (DEFICIT)                                           $         210,997     $           78,033     $           88,371
                                                               ==================    ===================    ===================


                                             Read independent auditor's report. The
                             accompanying notes are an integral part of these financial statements.

                                                               F-2

                                             RESOLVE STAFFING, INC.
                                      (Formerly Columbialum Staffing, Inc.)
                                            STATEMENTS OF OPERATIONS
                                 FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

                                                                 (Unaudited)
                                                                  March 31,            (Consolidated)
                                                                    2002                    2001                    2000
                                                              -----------------     --------------------    --------------------
SERVICE REVENUES                                              $         85,540      $           471,821     $           556,267

DIRECT COST OF SERVICES                                                 55,458                  359,742                 351,263
                                                              ----------------      -------------------     -------------------

GROSS MARGIN                                                            30,082                  112,079                 205,004

OPERATING EXPENSES
     Legal & professional fees                                          53,385                   52,621                   6,894
     Advertising/Promotion                                               2,648                   21,710                  32,504
     Salaries and benefits                                              49,125                  197,304                 187,715
     Payroll taxes                                                       3,337                    7,808                   8,435
     Penalties                                                               -                   19,638                     659
     Rent & leases                                                       9,328                   22,626                  19,727
     Travel & entertainment                                              2,035                   10,071                   9,356
     Administrative expenses                                            15,111                   48,551                  38,776
                                                              ----------------      -------------------     -------------------
           Total operating expenses                                    134,969                  380,329                 304,066
                                                              ----------------      -------------------     -------------------

 LOSS FROM OPERATIONS                                                 (104,887)                (268,250)                (99,062)

OTHER INCOME (EXPENSES)
      Interest and other income                                              -                      326                     181
      Interest expense                                                  (1,802)                 (21,598)                   (226)
                                                              ----------------      -------------------     -------------------
          Net other income (expenses)                                   (1,802)                 (21,272)                    (45)
                                                              ----------------      -------------------     -------------------

NET INCOME (LOSS)                                             $       (106,689)     $          (289,522)    $           (99,107)
                                                              =================     ====================    ====================

LOSS PER SHARE
     Basic                                                    $          (1.20)     $             (3.47)    $             (2.65)
                                                              =================     ====================    ====================

     Fully diluted                                            $           (.53)     $              (.66)    $              (.25)
                                                              =================     ====================    ====================

AVERAGE NUMBER OF SHARES OUTSTANDING
     Basic                                                              88,569                   83,333                  37,443
                                                              =================     ====================    ====================

     Fully diluted                                                     200,069                  438,166                 392,276
                                                              =================     ====================    ====================


                                     Read independent auditor's report. The
                     accompanying notes are an integral part of these financial statements.

                                                       F-3

                                                     RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                                    STATEMENTS OF CASH FLOWS
                                            FOR YEAR ENDED DECEMBER 31, 2001 AND 2000

                                                                (Unaudited)
                                                                  March 31,            (Consolidated)
                                                                    2002                    2001                     2000
                                                               --------------          --------------           --------------
CASH FLOWS FROM OPERATING ACTIVITIES
    Net loss                                                   $     (106,688)         $      (89,522)          $      (99,107)
    Adjustments to reconcile net loss to cash   used in
    operating activities:
        Depreciation                                                    1,480                   4,473                    3,104
        Allowance for bad debt                                                                      -                    1,800
        Contribution of assets, interest and services                  20,051                  (7,825)                       -
        Conversion of equity to capital                                                        (5,125)                       -
    Decrease (increase) in current assets:
        Accounts receivable                                           (21,520)                 27,982                  (59,851)
        Prepaid and other assets                                      (88,504)                 (5,701)                  (2,084)
    Increase (decrease) in current liabilities:
        Accounts payable                                              (13,895)                 17,168                    6,530
        Payroll tax accruals                                          (10,390)                (49,459)                  65,988
        Salary accrual                                                      -                  (9,985)                   9,885
        Customer deposits                                                   -                  (8,558)                   8,558
        Other current liabilities                                       1,186                  (1,282)                  (1,282)
                                                               --------------          --------------           --------------
           Total adjustments                                          111,592                 (38,312)                  32,648
                                                               --------------          --------------           --------------

    Net cash (used) by operating activities                          (218,280)               (327,834)                 (66,459)
                                                               --------------          --------------           --------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchase of property and equipment                                      -                  (8,821)                  (2,212)
                                                               --------------          --------------           --------------
    Net cash (used) by investing activities                                 -                  (8,821)                  (2,212)
                                                               --------------          --------------           --------------

CASH FLOWS FROM FINANCING ACTIVITIES
     Sale of capital stock, net of redemption                                                 317,975                   74,992
     Proceeds from convertible debentures                                                      18,450                        -
     Loan from stockholder, net                                       158,400                       -                  (19,321)
     Proceeds from receivable financing                                62,204                       -                        -
     Capital contribution                                              22,096                       -                   32,500
                                                               --------------          --------------           --------------

     Net cash provided by financing activities                        242,700                 336,425                   88,171
                                                               --------------          --------------           --------------

NET INCREASE (DECREASE) IN CASH                                        24,420                    (230)                  19,500

CASH, BEGINNING OF THE PERIOD                                          19,467                  19,697                      197
                                                               --------------          --------------           --------------

CASH, END OF THE PERIOD                                        $       43,887          $       19,467           $       19,697
                                                               ==============          ==============           ==============


                                               Read independent auditor's report.
                           The accompanying notes are an integral part of these financial statements.

                                                               F-4

                                                    RESOLVE STAFFING, INC.
                                              (Formerly Columbialum Staffing, Inc.)
                                               STATEMENTS OF STOCKHOLDERS' EQUITY
                                         FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000


                                                        (RESTATED)
                                                        COMMON STOCK               PAID-IN          RETAINED
                                                  SHARES          AMOUNT           CAPITAL          DEFICIT               TOTAL
                                                 -------          ------         ----------     ---------------      -------------
Balance, December 31, 1999                        33,333          $    3             $  997      $       (1,520)      $       (520)

Recapitalization of public
  company for Integra merger                       4,167               1            106,499             (12,129)            94,371

Net loss for the year                                  -               -                  -             (99,107)           (99,107)
                                                 -------          ------         ----------     ---------------      -------------
Balance, December 31, 2000                        37,500               4            107,496            (112,756)            (5,256)

Recapitalization of public
  company for Integra merger                      45,834               4            317,971              (5,125)           312,850

Net loss during period                                 -               -                  -            (289,522)          (289,522)
                                                 -------          ------         ----------     ---------------      -------------
Balance, December 31, 2001                        83,334               8            425,467            (407,403)            18,072

Issuance of common stock for services              3,333               1                 99                   -                100

Donated services                                       -               -             19,800                   -             19,800

Contributed capital by shareholder                     -               -             22,096                   -             22,096

Issuance of common stock on conversion
  of debentures                                  248,366              25              7,426                   -              7,451

Net loss for the period                                -               -                  -            (106,689)          (106,689)
                                                 -------          ------         ----------     ---------------      -------------
Balance, March 31, 2002 (Unaudited)              335,034          $   34         $  474,888     $      (514,091)     $     (39,169)
                                                 =======          ======         ==========     ===============      =============

                                             Read independent auditor's report. The
                             accompanying notes are an integral part of these financial statements.

                                                               F-5

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Resolve Staffing, Inc. ("Resolve") is presented to assist in understanding Resolve's financial statements. The financial statements and notes are the representation of Resolve's management who is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America consistently applied in the preparation of the financial statements.

Nature of Operations

Resolve Staffing, Inc. (formerly Columbialum Staffing, Inc.) was organized under the laws of the State of Nevada on April 9, 1998. Integra Staffing, Inc., was organized under the laws of the State of Florida on August 16, 1999 (collectively referred to as "Resolve").

Resolve was in the development stage until its merger with Integra Staffing, Inc. on December 10, 2001.

Integra Staffing, Inc. (Integra) is a temporary staffing company. Integra's strategy has been to provide efficient and affordable solutions to its customers' employment and labor force needs.

                       Reverse Merger Method of Accounting

Following the acquisition, the former management of Integra became the management of Resolve and the former stockholders of Integra were issued approximately 60% of the outstanding shares of Resolve's $0.001 par value common stock. In accordance with accounting principles generally accepted in the United States of America, Resolve's acquisition of Integra has been accounted for as a reverse merger. As a result, Integra has been treated as the acquiring entity and Resolve has been treated as the acquired entity for accounting purposes. The historical financial statements of Integra have become the historical financial statements of Resolve in connection with the acquisition. Similarly, the historical equity and retained deficit of Integra prior to the acquisition have been retroactively restated for the equivalent number of shares issued in connection with the acquisition. The balance sheet reflects the financial position of Resolve at December 31, 2001. The related statements of operations, cash flow and stockholders' equity reflect the operations of Resolve for the year ended December 31, 2001.

                           Principles of Consolidation

The consolidated financial statements include the accounts of Resolve Staffing, Inc. (formerly Columbialum Staffing, Inc.) and its wholly owned subsidiary Integra Staffing, Inc. All significant intercompany accounts and transactions have been eliminated.

                               Basis of Accounting

Resolve maintains its financial records and financial statements on the accrual basis of accounting. The accrual basis of accounting provides for matching of revenues and expenses.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                          Revenue and Cost Recognition

Service revenues generated from employees on customer assignments to its clients, under client service agreements, are recognized as income at the time service is provided, while service revenues generated from permanent placement services are recognized at the time the customer agrees to hire a candidate supplied by the Company. In consideration for payment of such service fees, Resolve agrees to pay the following direct costs associated with the worksite employees: (a) salaries and wages, (b) employment-related taxes and (c) workers' compensation insurance premiums. These costs are recorded on the accrual accounting of accounting.

                            Cash and Cash Equivalents

For purposes of the statement of cash flows, Resolve considers amounts held by financial institutions and short-term investments with an original maturity of 90 days or less to be cash and cash equivalents.

Concentration of Credit Risk

Financial instruments, which potentially expose Resolve to concentrations of credit risk, as defined by FASB Statement No. 105, Disclosure of Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentration of Credit Risk, consist principally of trade receivables.

Resolve's trade accounts receivable result from the sale of its services with customers based in West Central Florida, and consist primarily of private companies. In order to minimize the risk of loss from these private companies, credit limits, ongoing credit evaluation of its customers, and account monitoring procedures are utilized. Collateral is not generally required. Allowances for potential credit losses are maintained, when realized, have been within management's expectations.

The Company is obligated to pay the salaries, wages and related benefit costs and payroll taxes of worksite employees. Accordingly, the Company's ability to collect amounts due from customers could be affected by economic fluctuations in its markets or these industries.

                              Financial Instruments

Resolve estimates that the fair value of all financial instruments at December 31, 2001 and 2000 do not differ materially from the aggregate carrying value of its financial instruments recorded in the accompanying balance sheets.

                             Property and Equipment

Property and equipment are recorded at historical cost and include expenditures, which substantially increase the useful lives of existing property, plant and equipment. Maintenance and repairs are charged to operations when incurred.


                        Read independent auditor's report

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                             Property and Equipment

Depreciation of property and equipment is computed primarily using the straight-line method based on estimated useful lives (furniture and fixtures, 6 to 7 years, office equipment 5 to 7 years, and computers and software, 3 to 5 years). Depreciation for income tax purposes is computed principally using straight line method and lives.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company provides for workers' compensation, health care insurance and unemployment taxes related to its employees. A deterioration in claims experience could result in increased costs to the Company in the future. The Company records an estimate of any existing liabilities under these programs at each balance sheet date. The Company's future costs could also increase if there are any material changes in government regulations related to employment law or employee benefits.

                                Advertising Costs

Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Resolve does not have direct-response advertising during the years ended December 31, 2001 and 2000.

Income Taxes

Resolve records its federal and state income tax liability in accordance with Financial Accounting Standards Board Statement No. 109 "Accounting for Income Taxes". Deferred taxes payable are provided for differences between the basis of assets and liabilities for financial statements and income tax purposes, using current tax rates. Deferred tax asset is the expected benefit of a net operating loss carryover and general business credits that are available to offset future income taxes.

                                 Loss Per Share

Resolve records basic and fully diluted loss per share in accordance with Financial Accounting Standards Board Statement No. 128, "Earnings per Share". Basic earnings (loss) per share includes no dilution and is computed by dividing income (loss) available to common stockholders by the weighted average number of shares outstanding for the period. Diluted earnings (loss) per share reflect the potential dilution of securities that could share in the earnings (loss) of the entity.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

                                 Dividend Policy

Resolve has not yet adopted a policy regarding payment of dividends.

                                   Fiscal Year

Resolve has elected December 31 as its fiscal year end.

                                Reclassifications

Certain prior year amounts have been reclassified to conform to the current year presentation.


NOTE B - PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2001 and 2000 is summarized as follows:

                                                   2001              2000
                                             ---------------   ----------------
Computer software                            $       5,590     $        2,197
Computers                                            6,187              2,827
Furniture and fixtures                               5,079              2,500
Office equipment                                    11,576              4,212
                                             --------------    ---------------
                                                    28,382             11,736
Less accumulated depreciation                       (8,203)            (3,729)
                                             --------------    ---------------
     Net property and equipment              $      20,179     $        8,007
                                             ==============    ===============


Depreciation expense for the years ended December 31, 2001 and 2000 was $4,473 and $3,104, respectively.


NOTE C - CONVERTIBLE DEBENTURES PAYABLE

On November 16, 2001, Resolve borrowed $7,300 from an former shareholders of Integra and unrelated individuals secured by a 5% convertible debenture due December 31, 2002. The debenture is convertible into Resolve's $0.0001 par value common stock at $0.001 per share through the debenture's maturity date.

On December 6, 2001, Resolve borrowed $11,150 from an unrelated individuals secured by a 6% convertible debenture due June 30, 2003. The debenture is convertible into Resolve's $0.0001 par value common stock at $0.10 per share through the debenture's maturity date.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE D - AMENDMENT OF ARTICLES OF INCORPORATION

During the year ended December 31, 2001, Resolve approved an amendment its articles of incorporation to (a) change the name of the company from Columbialum, Ltd. to Columbialum Staffing, Inc.; (b) reduce the par value of its common stock and preferred stock from $0.01 to $0.0001; (d) increase the number of common shares Resolve is authorized to issue from 20,000,000 to 50,000,000; and (e) increase the number of preferred shares Resolve is authorized to issue from 2,000,000 to 10,000,000 shares.

NOTE E - INCOME TAXES

From its inception through December 31, 2001, Resolve has an accumulated loss of $402,278, which can be used to offset future income through 2014 for financial reporting purposes.

For income tax purposes Resolve has a net operating loss carryover of $402,278 which can be used to offset future Federal and state taxable income through 2016 as indicated below:

           Year ended December 31,                          Losses
                                                       ---------------
                      2014                             $       13,649
                      2015                                     99,107
                      2016                                    289,522
                                                       ---------------
                     Total                             $      402,278
                                                       ===============

The potential tax benefit of these losses and credits is estimated as follows:

               Future tax benefit                      $      112,600
               Valuation allowance                           (112,600)
                                                       ---------------
               Future tax benefit                      $            -
                                                       ===============

At December 31, 2001 and 2000, no deferred tax assets or liabilities were recorded in the accompanying financial statements.

NOTE F - LOSS PER SHARE

Resolve has reported basic loss per share based on the weighted average number of shares outstanding for the period, and has reported fully diluted loss per share including the 7,411,000 (354,833 after the stock split) reserved for the conversion of the 5% and 6% convertible debentures dated November 16, 2001 and December 6, 2001, respectively.

NOTE G - EQUITY INCENTIVE PLAN

During the year ended December 31, 2001, Resolve adopted a 2001 Equity Incentive Plan ("Incentive Plan") for the benefit of key employees (including officers and employee directors) and consultants of Resolve and its affiliates. The Incentive Plan is intended to provide those persons who have substantial responsibility for the management and growth of Resolve with additional incentives and an opportunity to obtain or increase their proprietary interest in Resolve, encouraging them to continue in the employ of Resolve. Resolve allocated 3,000,000 shares of its common stock to the Incentive Plan.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE H - COMMITMENTS AND CONTINGENCIES

                                Operating Leases

Currently, Resolve leases its operating office space on a 3 year lease through October 31, 2003, at the current rate of approximately $1,618 per month. The lease includes an escalation clause and allocation of common area maintenance costs. During the current year, Resolve terminated a lease previously assumed on a second location. The president of Resolve provides executive office space to the company until such time as Resolve raises sufficient funds for an adequate level of operations.

The future maturities of minimum lease payments under these leases are as follows:

               Year ended December 31,                     Amount
                                                         --------------
                          2002                           $      21,334
                          2003                                  18,920
                    Thereafter                                       0
                                                         --------------
                         Total                           $      30,254
                                                         ==============

NOTE  I -  MERGER AND CHANGE OF MANAGEMENT

On September 27, 2001, the shareholders of Resolve entered into a Securities Exchange Agreement, as amended, to exchange 100% of the issued and outstanding common stock of Integra Staffing, Inc., ("Integra") for an aggregate of 1,500,000 shares (50,000 shares post reverse split) of Resolve's $0.0001 par value common stock.

The effective date of the transaction was December 10, 2001. On the effective date of the transaction, the former shareholders of Integra owned approximately 60% of the outstanding stock of Resolve. The transaction was recorded as a reverse merger. In connection with the transaction, a related party contributed $6,400 due to him by Resolve to paid-in capital.

On the effective date of the transaction, Rene Morissette, the former President, Treasurer, Secretary and sole Director of Resolve resigned, and Charles Lincoln, CEO and Director of Integra became CEO and Chairman of Resolve. Additionally, R. Gale Porter, former President and Director of Integra became President of Resolve, and Cristino L. Perez, former Secretary, Treasurer and Director of Integra became Secretary and Treasurer of Resolve.

NOTE J -  CASH FLOW SUPPLEMENTAL INFORMATION

Cash paid for interest during the years ended December 31, 2001 and 2000 amounted to $21,598 and $226 respectively.

NOTE  K -  NON-CASH TRANSACTIONS

In connection with the acquisition of Integra Staffing, Inc., Resolve issued 1,500,000 shares (50,000 shares post reverse split) of its $0.0001 par value common stock in exchange for 100% of the outstanding common stock of that company. Also, a shareholder contributed property and equipment with an adjusted basis of $7,825. as paid-in capital.

                       Read independent auditor's report.

                             RESOLVE STAFFING, INC.
                      (Formerly Columbialum Staffing, Inc.)
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 2001 AND 2000


NOTE L - SUBSEQUENT EVENTS

Mr. Charles Lincoln resigned as an officer and director of Resolve by letter dated March 18, 2002, citing disagreements with matters relating to the Resolve's operations, policies, practices, and lack of confidence in the management of the Resolve and solely to comply with the terms of a funding offer approved by the Board of Directors. Management believes Mr. Lincoln's assertions are without merit and is responding to Mr. Lincoln's assertions in an information statement being filed with the Securities and Exchange Commission on Form 8-K.

The Board of Directors authorized the issue and sale of its 18% Subordinated Convertible Note due October 1, 2002 in the aggregate principal amount of not more than U.S. $250,000. Resolve has the option to extend the maturity date for up to two successive three months periods ending January 1, 2003 and April 1, 2003. The principal amount of the notes are convertible into shares of Resolve's $0.0001 par value common stock at $2 per share ($60 per share post-split). As of March 24, 2002, notes have been issued in the amount of $100,000.

NOTE M - OTHER ITEMS (UNAUDITED)

Amendment of Articles of Incorporation and Stock Incentive Plan

On April 17, 2002, Resolve approved an amendment its articles of incorporation to (a) change the name of the company from Columbialum Staffing, Inc. to Resolve Staffing, Inc.; (b) reverse split the outstanding shares of common stock one-for-thirty; (c) maintain the par value of Resolve's common stock at $0.0001;
(d) restore the number of common shares Resolve is authorized to issue to 50,000,000. Resolve's 2001 Stock Incentive Plan was also amended to restore the number of shares which may be issued under the plan to 3,000,000 and to permit the issuance of unrestricted shares. The number of shares outstanding and the earnings per share calculations have been retroactively restated for the 1 for 30 reverse stock split.

Sale of Securities

On June 24, 2002, Resolve sold 5,000,000 units each consisting of one share of common stock and one five-year $.15 common stock purchase warrant for $200,000. Of the $200,000, $40,000 was for cash , $100,000 was in exchange for 18% promissory notes and $60,000 was for the satisfaction of outstanding debt

                       Read independent auditor's report.

================================================================================


                                6,330,366 Shares


                             Resolved Staffing, Inc.

                                  Common Stock


                            ------------------------


                               P R O S P E C T U S

                                __________, 2002


                            ------------------------


================================================================================

                                     PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers

         The Certificate of Incorporation and By-laws of the Company provide that the Company shall indemnify to the fullest permitted by Nevada law any person whom it may indemnify thereunder, including directors, officers, employees and agents of the Company. Such indemnification (other than as ordered by a court) shall be made by the Company only upon a determination that indemnification is proper in the circumstances because the individual met the applicable standard of conduct i.e., such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company. Advances for such indemnification may be made pending such determination. Such determination shall be made by a majority vote of a quorum consisting of disinterested directors, or by independent legal counsel or by the stockholders. In addition, the Certificate of Incorporation provides for the elimination, to the extent permitted by Nevada law, of personal liability of directors to the Company and its stockholders for monetary damages for breach of fiduciary duty as directors.

         The Company has also agreed to indemnify each director and executive officer pursuant to an Indemnification Agreement with each such director and executive officer from and against any and all expenses, losses, claims, damages and liability incurred by such director or executive officer for or as a result of action taken or not taken while such director or executive officer was acting in his capacity as a director, officer, employee or agent of the Company. The obligations of the Company for indemnification is limited to the extent provided in the Nevada Corporation Act and is also limited in situations where, among others, the indemnitee is deliberately dishonest, gains any profit or advantage to which he is not legally entitled or is otherwise indemnified.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses payable by the Company in connection with the sale and distribution of the securities being registered.

                  SEC Registration Fee........................  $     74.55
                  Printing and Duplicating Expenses...........  $  5,000.00
                  Legal Fees and Expenses.....................  $ 24,000.00
                  Accounting Fees and Expenses................  $  5,000.00
                  Transfer Agent and Registrar Fees...........  $  2,500.00
                  Miscellaneous...............................  $  3,425.45
                                                                -----------

                           Total..............................  $ 40,000.00*
-------
*Estimated

Item 26.  Recent Sales of Unregistered Securities

         Please see pages 10 to 11 of the Prospectus under the caption "Recent Sales of Unregistered Securities."

Item 27.  Exhibits, Financial Statement Schedules and Reports on Form 8-K

     (a)  Exhibits

         2.1 Stock Purchase Agreement between M. Richard Cutler, Vi Bui and Premier Ventures, Inc. dated as of September 24, 2001 (1)

         2.2 Stock Purchase Agreement between Premier Ventures, Inc. and Work Holdings, LLC dated as of September 27, 2001 (1)

         2.3 Securities Exchange Agreement dated November 23, 2001 between Columbialum, Ltd. and the shareholders of Integra Staffing, Inc. (2)

         3.1      Articles of Incorporation of the Company (3)

         3.2      Bylaws of the Company (3)

         3.3 Amendment to Articles of Incorporation dated January 15, 2002, filed January 22, 2002 (4)

         3.4      Amendment to Articles of Incorporation filed May 29, 2002

         4.1 Form of 5% Convertible Subordinated Debenture due December 31, 2002 (5)

         4.2      Form of 6% Convertible Subordinated Debenture due June 30,
                  2003 (5)

         4.3      Form of 18% Convertible Note due October 1, 2002 (5)

         4.4      Form of $.15 warrant expiring June 30, 2007

         5 Opinion of Sommer & Schneider LLP as to the validity of the securities registered hereunder (by amendment)

         10.1 Lease dated August 23, 1999 between Fletcher Associates, Inc. and Integra Staffing, Inc. (5)

         10.2 Consulting Agreement dated October 1, 2001 between the Company and Apogee Business Consultants, Inc. (5)

         10.3     The Company's 2001 Equity Incentive Plan (5)

         10.4     Amendment to the 2001 Equity Incentive Plan

         10.5     Form of Registration Rights Agreement

         10.6     Lease dated June 19, 2002 between the Company and Tampa
                  Associates

         11 Statement re computation of per share earnings: See Notes to Consolidated Financial Statements

         13       None

         16.1 Letter dated March 5, 2002, from Haskell & White LLP, Certified Public Accountants to the Registrant regarding change of certifying accountant. (4)

         16.2 Letter dated March 5, 2002, from Haskell & White LLP, Certified Public Accountants regarding agreement with comments in Form 8-K (4)

         21       List of Subsidiaries - Integra Staffing, Inc. (Florida) 100%

         23.1     Consent of Sommer & Schneider LLP (to be included as part of
                  Exhibit 5)

         23.2     Consent of independent Certified Public Accountant

         24       Power of Attorney (included in the signature page)

         25       None

         26       None

-----
(1) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K dated September 27, 2001.
(2) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K dated December 12, 2001.
(3) Incorporated by reference to the exhibits filed with the corresponding exhibits numbers filed with the Company's Form 10-SB Registration Statement field February 14, 2000.
(4) Incorporated by reference to the exhibits filed with the Company's Current Report on Form 8-K dated March 1, 2002.
(5) Incorporated by reference to the exhibits filed with the Company's Report on Form 10-KSB for year ended December 31, 2001.

Item 28. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (a) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

         (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

(5) In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer of controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on July 26, 2002.

                                      RESOLVE STAFFING, INC.



                                      By:    /s/  R. Gale Porter
                                          -------------------------------------
                                            R. Gale Porter
                                            President, Chief Operating Officer


         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. Gale Porter, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, from such person and in each person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement or any Registration Statement relating to this Registration Statement under Rule 462 and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 26, 2002.

Signatures                                                     Date



/s/ R. Gale Porter                                             July 26, 2002
-----------------------------------------------------
R. Gale Porter, President, Chief Operating
Officer and Director (Principal Executive Officer)


/s/ Cristino L. Perez                                          July 26, 2002
-----------------------------------------------------
Cristino L. Perez, Treasurer, Secretary,
Chief Financial Officer and Director